UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Definitive Proxy Statement

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Soliciting Material Pursuant to §240.14a-12

Howard Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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3301 BOSTON STREET
BALTIMORE, MARYLAND 21224
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, MAY 22, 2019, AT 11:30 A.M.
The Annual Meeting of Stockholders (the “Meeting”) of Howard Bancorp, Inc. (“Howard” or the “Company”) will be held on Wednesday, May 22, 2019 at 11:30 a.m. (local time) at the corporate offices of Howard located at 3301 Boston Street, Baltimore, MD 21224, to consider and act upon the following matters:
1.
To elect five Class II directors to serve for a three-year term expiring at the Annual Meeting of Stockholders in 2022 and until their successors are elected and qualify;

2.
To approve an amendment to Howard’s Articles of Incorporation, as amended (the “Charter”), to allow stockholders of Howard to amend Howard’s Amended and Restated Bylaws;

3.
To approve amendments to the Charter to change the current super-majority vote requirement to amend certain sections of the Charter to a majority vote standard;

4.
To approve a non-binding advisory proposal to approve the compensation of Howard’s named executive officers;

5.
To approve a non-binding advisory proposal regarding the frequency of stockholder advisory vote on executive compensation;

6.
To ratify the appointment of Dixon Hughes Goodman LLP as the independent registered public accounting firm to audit Howard’s financial statements for 2019; and

7.
To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Any action may be taken on the foregoing at the meeting on the date specified above or on any date or dates to which the Meeting may be adjourned. Only stockholders of record as of the close of business on March 28, 2019 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the Meeting.
You are requested to vote promptly by Internet, telephone or by completing, signing, and mailing the enclosed proxy card regardless of whether you expect to attend the Meeting. If you are present at the Meeting, you may vote in person even if you already have sent in your proxy.
If you have questions pertaining to the foregoing, please contact the Company at (410) 750-0020.
By Order of the Board of Directors

/s/ Charles E. Schwabe

Charles E. Schwabe, Corporate Secretary
April 11, 2019
This proxy statement is first being sent to the stockholders of Howard on or about April 11, 2019.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS OF HOWARD TO BE HELD ON MAY 22, 2019: The Proxy Statement, proxy card and Annual Report on 10-K for the year ended December 31, 2018 are available at www.howardbank.com.

3301 BOSTON STREET
BALTIMORE, MARYLAND 21224

ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

Page
GENERAL INFORMATION	1
SECURITIES OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS	4
CORPORATE GOVERNANCE	7
ITEM 1. ELECTION OF DIRECTORS	11
DIRECTOR COMPENSATION	18
EXECUTIVE OFFICERS	20
EXECUTIVE COMPENSATION	22
Compensation Discussion and Analysis	22
Compensation Committee Report	29
Compensation Committee Interlocks and Insider Participation	30
Summary Compensation Table for 2018	30
Grants of Plan-Based Awards for 2018	31
Outstanding Equity Awards	32
Option Exercises and Stock Vested for 2018	33
Pension Benefits for 2018	33
Potential Payments Upon Termination or Change in Control	33
2018 CEO Pay Ratio Disclosure	35
Employment Agreements	36
Securities Authorized For Issuance Under Equity Compensation Plans	39
ITEM 2: AMENDMENT TO THE CHARTER TO ALLOW THE COMPANY’S STOCKHOLDERS TO AMEND THE BYLAWS	41
ITEM 3: AMENDMENTS TO THE CHARTER TO CHANGE THE CURRENT SUPER-MAJORITY VOTE REQUIREMENT TO AMEND CERTAIN SECTIONS OF THE CHARTER TO A MAJORITY VOTE STANDARD	42
ITEM 4: NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	44
ITEM 5: NON BINDING ADVISORY VOTE RECOMMENDING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION	45
ITEM 6. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	46
Audit Committee Report	47
Fees to Independent Registered Public Accounting Firm	47
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm	48
OTHER MATTERS	49
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS	49
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	49
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	50
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE HOWARD 2020 ANNUAL MEETING OF STOCKHOLDERS	50
i

GENERAL INFORMATION
Introduction
Howard Bancorp, Inc. (“Howard” or the “Company”) is holding its 2019 Annual Meeting of Stockholders (the “Meeting”) on Wednesday, May 22, 2019. This proxy statement is being sent on or about April 11, 2019, in connection with the solicitation by the Board of Directors of Howard (the “Board of Directors” or the “Board”) of proxies to be voted at the Meeting and at any adjournment or postponement thereof.
Howard is furnishing this proxy statement over the Internet to most stockholders. These stockholders will not receive printed copies of the proxy statement and proxy card, and instead will receive a Notice of Internet Availability (the “Notice”) containing instructions on how to access the proxy materials over the Internet. In addition, the Notice contains instructions on how to request proxy materials in printed form by mail or electronically on an ongoing basis. This process has allowed Howard to expedite its stockholders’ receipt of proxy materials, lower the costs of distribution and reduce the environmental impact of the Meeting.
Meeting Location, Date and Time
The Meeting will be held at Howard’s Corporate Offices located at 3301 Boston Street, Baltimore, Maryland, on Wednesday, May 22, 2019, at 11:30 a.m. To obtain directions to attend the meeting, contact the Secretary at (410) 750-0020.
Stockholders Entitled to Vote
Stockholders of record at the close of business on March 28, 2019 (the “record date”), are entitled to notice of and to vote at the Meeting in person or by proxy. On the record date, Howard had outstanding 19,059,485 shares of common stock.
Purpose of the Meeting
The Meeting is being held to consider and act upon the following proposals:
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To elect five Class II directors to serve for a three-year term expiring at the Annual Meeting of Stockholders in 2022 and until their successors are elected and qualify (the “election of directors”);

•
To approve an amendment to Howard’s Articles of Incorporation, as amended (the “Charter”), to allow the Company’s stockholders to amend Howard’s Amended and Restated Bylaws (the “Bylaws”) (the “stockholder charter bylaw amendment proposal”);

•
To approve amendments to the Charter to change the current super-majority vote requirement to amend certain sections of the Charter to a majority vote standard (the “charter vote standard amendment proposal”);

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To approve a non-binding advisory proposal to approve the compensation of Howard’s named executive officers (the “executive compensation proposal”);

•
To approve a non-binding advisory proposal regarding the frequency of stockholder advisory vote on executive compensation (the “frequency proposal”); and

•
To ratify the appointment of Dixon Hughes Goodman LLP (“Dixon Hughes Goodman”) as the independent registered public accounting firm to audit the Company’s financial statements for 2019 (the “auditor proposal”).

The Board of Directors recommends a vote “FOR” each of the director nominees named in this proxy statement, “FOR” the stockholder charter bylaw amendment proposal, “FOR” the charter vote standard amendment proposal, “FOR” the executive compensation proposal, “FOR” the auditor proposal and in favor a frequency of  “EVERY YEAR” for the stockholder advisory vote on executive compensation.

Required Vote
The presence, whether in person or through proxy, of the holders of record of a majority of the shares of the capital stock of the Company issued and outstanding and entitled to vote at the Meeting constitutes a quorum to transact business at the Meeting. Each share is entitled to one vote on each proposal.
The required vote for each proposal is as follows:
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Directors will be elected by the affirmative vote of a plurality of the shares cast at the Meeting.

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The approval of the stockholder charter amendment proposal requires the affirmative vote, cast in person or by proxy, of the holders of record of at least 80% of the shares of the capital stock of the Company entitled to vote on thereon.

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The approval of the charter vote standard amendment proposal requires the affirmative vote, cast in person or by proxy, of the holders of record of at least 80% of the shares of the capital stock of the Company entitled to vote on thereon

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The approval of the executive compensation proposal requires the affirmative vote of holders of a majority of the votes cast on the proposal by Howard stockholders at the Meeting.

•
With respect to the frequency proposal, the option of every year, every two years or every three years that receives a majority of the votes cast by Howard stockholders at the Meeting will be the frequency for the stockholder advisory vote on executive compensation that has been recommended the stockholders.

•
The ratification of the auditor proposal requires the affirmative vote of holders of a majority of the votes cast on the proposal by Howard stockholders at the Meeting.

While abstentions and broker non-votes are counted as shares present at the meeting for purposes of determining a quorum, they are not otherwise counted and, therefore, will have no effect on the outcome of the election of directors, the executive compensation proposal, the frequency proposal or the auditor proposal. Abstentions and broker non-votes will have the same effect as a vote against the stockholder charter amendment proposal and the charter vote standard amendment proposal (collectively, the “charter amendment proposals”).
Applicable rules determine whether proposals presented at stockholder meetings are considered routine or non-routine. If a proposal is considered routine, a bank, broker or other holder of record which holds shares for an owner in street name generally may vote on the proposal without receiving voting instructions from the beneficial owner. If a proposal is non-routine, the bank, broker or other holder of record generally may vote on the proposal only if the beneficial owner has provided voting instructions. A “broker non-vote” occurs when a broker or other entity returns a signed proxy card but does not vote shares on a particular proposal because the proposal is not a routine matter and the broker or other entity has not received voting instructions from the beneficial owner of the shares. The ratification of the selection of Dixon Hughes Goodman as independent auditor is considered a routine matter, while the other proposals, i.e., the election of directors, the charter amendment proposals, the executive compensation proposal and the frequency proposal, are considered non-routine matters.
All valid proxies received by Howard will be voted in accordance with the instructions indicated in such proxies. As noted above, if you hold your shares through a bank, broker or other holder of record and you do not give voting instructions, your bank, broker or other record holder of the shares is not permitted to vote your shares on any proposal other than the auditor proposal, which is the only routine proposal on the agenda. If no instructions are indicated in an otherwise properly executed proxy, it will be voted “FOR” each of the director nominees named in this proxy statement, “FOR” the stockholder charter amendment proposal, “FOR” the charter vote standard amendment proposal, “FOR” the executive compensation proposal, “FOR” the auditor proposal, in favor of a frequency of  “EVERY YEAR” for the stockholder advisory vote on executive compensation and on all other matters in accordance with the recommendations of the Board.

How to Vote
Stockholders of record can vote in person at the Meeting or by proxy without attending the Meeting. To vote by proxy:
(1)
Vote by Internet (instructions are on the Notice or the proxy card),

(2)
Vote by telephone (instructions are on the Notice or on the proxy card), or

(2)
If you received a printed copy of this proxy statement, complete the enclosed proxy card and sign, date and return it in the enclosed postage-paid envelope.

If you hold your shares through a bank, broker or other holder of record, your bank, broker or agent will provide you with materials and instructions for voting your shares. If you hold your shares through a bank, broker or other holder of record, and you plan to vote in person at the Meeting, you should contact your bank, broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the meeting in order to vote in person.
You will receive multiple Notices or printed copies of the proxy materials if you hold your shares in different ways (e.g., individually, by joint tenancy, through a trust or custodial account, etc.) or in multiple accounts. Please vote the shares represented by each Notice or proxy card you receive to ensure that all of your shares are voted.
Revoking Your Proxy
If you are a stockholder of record, you may revoke your proxy at any time before it is voted by written notice to the Secretary, by revocation at the Meeting, by delivery to the Secretary of a subsequently dated proxy card or by submitting a later vote by Internet (instructions are on the Notice or the proxy card). In the case of multiple submissions regarding the same shares, the proxy with the latest date will be counted. The address for the Secretary is Howard Bancorp, Inc., 3301 Boston Street, Baltimore, Maryland 21224.
If you hold your shares through a bank, broker or other holder of record and you do not plan to vote in person at the Meeting, you should contact your bank, broker or agent to revoke your proxy or change your vote.
Voting on Other Matters
The Board of Directors is not aware of any additional matters to be brought before the meeting. If other matters do come before the meeting, the persons named in the accompanying proxy or their substitutes will vote the shares represented by such proxies in accordance with their judgment on such matters.
Cost of Proxy Solicitation
Solicitation of proxies will be primarily by mail, telephone and electronic delivery. Employees of Howard and its subsidiaries may be used to solicit proxies by means of telephone or personal contact but will not receive any additional compensation for doing so. Banks, brokers, trustees and nominees will be reimbursed for reasonable expenses incurred in sending proxy materials to the beneficial owners of such shares. The total cost of the solicitation of proxies will be borne by Howard.

SECURITIES OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS
The following table sets forth, as of March 28, 2019 (except as otherwise noted), information with respect to the beneficial ownership of Howard’s common stock by each director, by its executive officers and by all of its directors and executive officers as a group, as well as information regarding each other person that we believe owns in excess of 5% of the outstanding common stock. Unless otherwise noted below, we believe that each person named in the table has or will have the sole voting and sole investment power with respect to each of the securities reported as owned by such person.
	Position	Number of Shares Beneficially Owned(1)	Shares Underlying Stock Options Exercisable Within 60 Days	Total	Percent of Common Shares
Board of Directors:
Richard G. Arnold	Director	138,367	1,707	140,074	*
W. Gary Dorsch(2)	Director	258,780	—	258,780	1.36%
James T. Drescher, Jr.(3)	Director	375,148	—	375,148	1.97%
Howard Feinglass(4)	Director	2,838,370	—	2,838,370	14.89%
Michael B. High(5)	Director	41	—	41	*
Donna Hill Staton	Director	14,971	—	14,971	*
John J. Keenan	Director	10,445	—	10,445	*
Robert D. Kunisch, Jr.	Director and President	124,680		124,680	*
Paul I. Latta, Jr.	Director	98,559	3,157	101,716	*
Kenneth C. Lundeen(6)	Director	164,160	—	164,160	*
Thomas P. O’Neill	Director	25,261	—	25,261	*
Mary Ann Scully(7)	Director, Chairman of Board and Chief Executive Officer	141,045	—	141,045	*
Robert W. Smith, Jr.	Director	40,978	—	40,978	*
Jack E. Steil	Director	46,833	—	46,833	*
Executive Officers:
George C. Coffman(8)	Executive Vice President Chief Financial Officer and Treasurer	67,040	—	67,040	*
Thomas (Randy) Jones	Executive Vice President	1,046	—	1,046	*
Steven M. Poynot	Executive Vice President	8,848	—	8,848	*
Charles E. Schwabe(9)	Executive Vice President and Secretary	50,062	—	50,062	*
Frank K. Turner, Jr.	Executive Vice President	6,023	—	6,023	*
		4,410,657	4,864	4,415,521	23.17%

	Number of Shares Beneficially Owned(1)	Shares Underlying Stock Options Exercisable Within 60 Days	Total	Percent of Common Shares
5% Stockholders:
Entities Affiliated with Priam Capital Fund I, LP(10) 745 Fifth Ave, Suite 1702 New York, NY 10151	2,837,262	—	2,837,262	14.89%
Entities Affiliated with Patriot Financial Partners II, L.P.(11) 2929 Arch Street Philadelphia, PA 19104	1,877,263	—	1,877,263	9.85%
Entities Affiliated with T. Rowe Price Associates, Inc.(12) 100 E. Pratt Street Baltimore, MD 21202	1,600,998	—	1,600,998	8.40%
Entities Affiliated with RMB Capital Holdings, LLC(13) 115 S. LaSalle Street, 34th Floor Chicago, IL 60603	1,565,359	—	1,565,359	8.21%
Entities Affiliated with GCP Managing Partner III(14) 600 Lexington Ave., 31st Floor New York, NY 10022	1,277,505	—	1,277,505	6.70%

*
Less than 1%

(1)
For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.

(2)
Includes 249,360 shares of common stock held by Keyser-First Mariner LLC, a wholly owned subsidiary of Keyser Capital, LLC, a private equity and real estate investment company where Mr. Dorsch serves as President and disclaims beneficial ownership of such shares of common stock, and 8,312 shares of common stock held by MidAtlantic IRA, LLC FBO William G, Dorsch Roth IRA of which he has beneficial ownership.

(3)
Includes 374,040 shares of common stock held by Skye Fund III, LLC a wholly owned subsidiary of Skye Asset Management, LLC where Mr. Dresher serves as Chief Executive Officer and may be deemed to have beneficial ownership of, and sole voting and dispositive power over, securities held directly by Skye Fund III, LLC.

(4)
Includes 2,837,262 shares of common stock beneficially owned by Priam Capital Fund I, LP (“Priam Capital I”). See footnote (10) below.

(5)
Mr. High is a partner of Patriot Financial Partners GP II, L.P. (“Patriot GP II”), which is the general partner of the Patriot Funds II (as defined in footnote (11) below), and by Patriot Financial Partners GP II, LLC (“Patriot II LLC”), which is the general partner of Patriot GP II. Mr. High has no voting or investment power over any shares held by the Patriot Funds II or their affiliates and disclaims any beneficial ownership of such shares. See footnote (11) below.

(6)
Includes 25,600 shares held in an Individual Retirement Account in the name of Mr. Lundeen. Also includes 6,668 shares held by Mr. Lundeen’s spouse and 14,674 shares held in trust by Mr. Lundeen’s spouse as trustee for benefit of members of her family, of which Mr. Lundeen disclaims beneficial ownership.

(7)
Includes 25,547 shares held in an Individual Retirement Account in the name of Ms. Scully.

(8)
Includes 9,803 shares held in an Individual Retirement Account in the name of Mr. Coffman.

(9)
Includes 6,849 shares held in an Individual Retirement Account in the name of Mr. Schwabe.

(10)
Priam Capital I, Priam Capital Associates, LLC (“Priam Capital GP”) and Howard Feinglass jointly reported in a Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on March 12, 2018, reporting that Priam Capital I and Priam Capital GP each have sole voting and dispositive power of 2,837,262 shares of common stock and that Mr. Feinglass has sole voting and dispositive power of 2,837,303 shares of common stock, including 41 shares of common stock held by Mr. Feinglass individually. Priam Capital Associates, LLC is the general partner of Priam Capital I and Mr. Feinglass serves as managing member of Priam Capital GP and may be deemed to have beneficial ownership of, and sole voting and dispositive power over, securities held directly by Priam Capital. Mr. Feinglass is the founder of Priam Capital GP and serves on the board of directors of the Company.

(11)
Patriot Financial Partners II, L.P. and its affiliates jointly reported in a Schedule 13D/A filed with the SEC on December 3, 2018, that Patriot Financial Partners II, L.P. has shared voting and dipositive power of 1,451,876 shares of common stock, and Patriot Financial Partners Parallel II LP. (together, the “Patriot Funds II”) has shared voting and dispositive power of 425,387 shares of common stock. The Patriot Funds II’s voting and dispositive power is held by Patriot GP II, which is the general partner of the Patriot Funds II, and by Patriot II LLC, which is the general partner of Patriot GP II, by W. Kirk Wycoff, Ira M. Lubert, and James J. Lynch who serve as the general partners of the Funds and Patriot GP II and as the members of Patriot II LLC, and by James F. Deutsch, who serves as a member of the Patriot Funds II’s Investment Committee. Mr. Wycoff, Mr. Lubert, Mr. Lynch and Mr. Deutsch each disclaim beneficial ownership of such shares of common stock, except to the extent of their respective pecuniary interest in the funds.

(12)
T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. jointly reported in a Schedule 13G/A filed with the SEC on February 14, 2019, that T. Rowe Price Associates, Inc. has sole voting power of 450,066 shares of common stock and sole dispositive power of 1,600,998 shares of common stock, and that T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power of 985,105 shares of common stock.

(13)
RMB Capital Holdings, LLC, RMB Capital Management, LLC, Iron Road Capital Partners, LLC, RMB Mendon Managers, LLC and Mendon Capital Advisors Corp. jointly reported in a Schedule 13G filed with the SEC on February 14, 2019, that Iron Road Capital Partners, LLC has shared voting and dispositive power of 42,727 shares of common stock, RMB Mendon Managers, LLC has shared voting and dispositive power of 838,146 shares of common stock and Mendon Capital Advisors Corp. has shared voting and dispositive power of 684,486 shares of common stock.

(14)
GCP Managing Partner III, L.P., GCP Managing Partner III GP, LLC, GCP Capital Partners Holdings LLC, GCP Capital Partners Holdings Inc. and Robert Niehaus jointly reported in a Schedule 13G filed with the SEC on February 6, 2019, that Greenhill Capital Partners III, L.P. was the beneficial owner of 712,274 shares of common stock, Greenhill Capital Partners (GHL) III, L.P. was the beneficial owner of 128,644 shares of common stock, Greenhill Capital Partners (Employees) III, L.P. was the beneficial owner of 297,071 shares of common stock and Greenhill Capital Partners (Cayman Islands) III, L.P. was the beneficial owner of 139,516 shares of common stock (collectively, the “Greenhill Funds”). GCP Managing Partner III, L.P. (the “GCP General Partner”) is the sole general partner of the Greenhill Funds. GCP Managing Partner III GP, LLC (“GCP III LLC”) is the sole general partner of the GCP General Partner. GCP Capital Partners Holdings LLC (“GCP Holdings LLC”) is the sole member of GCP III LLC. GCP Capital Partners Holdings Inc. (“GCP Holdings Inc.”) is the sole member of GCP Holdings LLC. GCP Holdings Inc. is controlled by Robert Niehaus, the senior principal of GCP Capital Partners.

CORPORATE GOVERNANCE
General
The Board of Directors of the Company met 12 times during 2018. All members of the Board of Directors attended at least 75% of the meetings held by the Board of Directors and by all committees on which such member served during 2018. There currently are six standing committees of our Board of Directors:
Asset-Liability Committee
Audit Committee
Compensation Committee
Executive Committee
Governance and Nominating Committee
Strategic Growth Initiatives Committee
Corporate Governance
The Board of Directors is committed to fulfill its responsibilities to stockholders and other Company stakeholders consistent with sound corporate governance policies adopted by the Board on behalf of the Company that incorporate the best contemporary standards and practices. Among other polices, we have adopted a code of conduct that applies to our employees, including our Chief Executive Officer, our President and our Chief Financial Officer, and a separate code of conduct that applies to our non-employee directors. These policies provide our directors, senior management and all our employees with a framework that defines responsibilities, sets high standards of professional and personal conduct, and promotes compliance with the various financial, ethical, legal and other obligations and responsibilities applicable to the Company.
The Company’s codes of conduct and other corporate governance policies can be viewed at Howard Bank’s website www.howardbank.com under Investor Relations — Corporate Overview — Governance Documents.
Board Independence
The Board of Directors has determined that all of the current directors as well as each person who served as a director during 2018, except for Mr. Kunisch, Ms. Scully and Mr. Steil, are independent directors as determined under the definition of independence set forth in the rules and listing standards of the Nasdaq Stock Market, LLC (“Nasdaq”). In making this determination, the Board of Directors considered the transactions and relationships disclosed under “Certain Relationships and Related Transactions” below.
Board Leadership Structure; Lead Independent Director
Currently, our Chief Executive Officer also serves as the Chairman of the Board. The Company believes this leadership structure is most appropriate for us because we believe having the CEO serve as Chairman fosters an alignment of various Company leadership duties and having the person most familiar with all aspects of the Company’s day to day operations lead the Board enhances accountability and effectiveness.
In addition to the Chairman of the Board, the Board of Directors has established the position of Lead Independent Director. Mr. Smith currently serves as the Lead Independent Director.
The Lead Independent Director provides leadership to and reports to the Board focused on enhancing effective corporate governance, provides a source of Board leadership complementary to, collaborative with and independent of the leadership of the Board Chair/CEO, and promotes best practices and high standards of corporate governance.

The Lead Independent Director serves as a member of the Executive Committee, the Governance and Nominating Committee, the Compensation Committee and any other committee of the Board to which he is appointed.
Board’s Role in Risk Oversight
The Board of Directors has an active role in overseeing and monitoring our risk management processes. The Board has appointed a Chief Risk Officer responsible for the strategic management of all enterprise risk — credit, compliance, operational, cyber and physical security. The Board of Directors regularly reviews information regarding the Company’s asset quality, securities portfolio, capital, liquidity, compensation, financial reporting, strategic plan, products, security and operations. The Board of Directors oversees the risk management process through correlated committee processes and through Board management of, and/or participation in, these committees. The Compensation Committee is responsible for overseeing the management of risks related to our executive and non-executive compensation plans. The Audit Committee has responsibility for oversight of financial reporting, information technology, security and regulatory risks. The Governance and Nominating Committee manages risk associated with the Board of Directors, including independence and competence of the directors. The Asset-Liability Committee is responsible for oversight of the management of risks associated with our policies and procedures related to financial management, interest rate sensitivity, liquidity, investment and capital.
We also have an outsourced internal audit provider that reports to the Audit Committee. On an annual basis, or more frequently if required, the Audit Committee approves a schedule of internal reviews and audits for this firm to complete. This firm reports the findings from these reviews and audits to the Audit Committee on at least a quarterly basis. The Chair of the Audit Committee makes a full report of each finding to the full Board of Directors.
The Board of Directors does not believe that the administration of its risk oversight function has had any effect on its leadership structure as described above.
Committees of the Board of Directors
Audit Committee
The Board of Directors of the Company has established a standing Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is responsible for: the selection, review and oversight of the Company’s independent registered public accounting firm and the outsourced internal audit company; the approval of all audit, review and attest services provided by the independent public accounting firm; the integrity of the Company’s reporting practices; and evaluation of the Company’s internal controls and accounting procedures. It also periodically reviews audit reports with the Company’s independent public accounting firm. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which can be viewed at Howard Bank’s website www.howardbank.com under Investor Relations — Corporate Governance — Governance Documents. The Audit Committee is currently comprised of Mr. Keenan, the Chair, and Messrs. Dorsch, High, Latta and O’Neill. Each member of the Audit Committee is independent, as determined under the definition of independence set forth in the rules and listing standards of Nasdaq. During 2018 the Audit Committee met six times. The Board of Directors has determined that Mr. Keenan is an “audit committee financial expert” as that term is defined by the rules and regulations of the Securities and Exchange Commission (the “SEC”).
The Audit Committee is also responsible for the pre-approval of all non-audit services provided by the Company’s independent registered public accounting firm. Non-audit services are only provided by the Company’s auditors to the extent permitted by law. Pre-approval is required unless a “de minimis” exception is met. To qualify for the “de minimis” exception: the aggregate amount of all such non-audit services provided to the Company must constitute not more than five percent of the total amount of revenues paid by the Company to its independent public accounting firm during the fiscal year in which the non-audit services are provided; such services were not recognized by the Company at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee to whom authority to grant such approval has been delegated by the Committee.

Governance and Nominating Committee
The Governance and Nominating Committee is responsible for: assisting, advising and making recommendations to the Board of Directors on corporate governance matters, including the identification, selection, and recommendation of qualified individuals to become Board members; selecting and recommending that the Board approve the director nominees for the annual meeting of stockholders; developing and recommending to the Board a set of corporate governance guidelines; developing and recommending a Board committee structure and recommending the membership and chairs of committees; overseeing the evaluations of the Board; and overseeing the succession planning for the Chief Executive Officer. The charter for the Governance and Nominating Committee can be viewed at Howard Bank’s website www.howardbank.com under Investor Relations — Corporate Governance — Governance Documents.
The Governance and Nominating Committee identifies nominees for the Board of Directors by first evaluating the current Board members willing to continue serving as directors. Current Board members with skills and experience that are relevant to our business and who are willing to continue their service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining new skills, backgrounds and perspective, in light of our developing needs. If a vacancy exists, the Committee solicits suggestions for director candidates from a number of sources, which can include other Board members, management, and individuals personally known to members of the Board.
Pursuant to our guidelines for selecting potential new board members, in selecting and evaluating persons to recommend to the Board as nominees for director, the Governance and Nominating Committee strives to select persons who have high integrity and relevant experience and who bring a diverse set of appropriate skills and backgrounds to the Board. In this regard, the Governance and Nominating Committee also gives consideration to matching the geographic base of candidates with the geographic coverage of the Company, and to diversity on the Board that reflects the community that we serve. The Governance and Nominating Committee will also take into account whether a candidate satisfies the criteria for “independence” under Nasdaq’s listing standards. These factors are subject to change from time to time.
The Governance and Nominating Committee also evaluates candidates for nomination to the Board of Directors who are recommended by stockholders. Stockholders who wish to recommend individuals for consideration by the Governance and Nominating Committee to become nominees for election to the Board may do so by submitting a written recommendation to the Company’s Secretary at its executive offices. Submissions must include, among other things: (i) all information relating to such person that would indicate such person’s qualification to serve on the Board of Directors, including that information set forth in Article I, Section 1.10 of our Bylaws and (ii) such other information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors pursuant to the proxy rules under the Exchange Act, or any successor rule thereto. A written consent of the individual to stand for election if nominated and to serve if elected by the stockholders must accompany the submission. The Governance and Nominating Committee will consider recommendations received by a date not later than 90 days nor earlier than 120 days prior to the anniversary date of the mailing of the Company’s proxy materials in connection with the prior year’s annual meeting of stockholders for nomination at the next annual meeting. The Governance and Nominating Committee will consider nominations received beyond that date at the annual meeting subsequent to the next annual meeting. For more information see the Section entitled “Stockholder Proposals And Nominations For The Howard 2020 Annual Meeting Of Stockholders.”
There is no difference in the manner in which the Governance and Nominating Committee evaluates candidates for membership on the Board based on whether such candidate is recommended by a stockholder, the Governance and Nominating Committee, a director or by any other source. No submission for Board nominees by a stockholder was received by the Company with respect to the Meeting.
The Governance and Nominating Committee is currently comprised of Ms. Hill Staton, the Chair, and Messrs. High, Latta, O’Neill and Smith. Each member of the Committee is independent, as determined under the definition of independence set forth in Nasdaq’s rules and listing standards. During 2018 the Governance and Nominating Committee met five times.

Compensation Committee
The Compensation Committee assists, advises and makes recommendations to the Board of Directors on executive and director compensation matters, including evaluating and recommending to the Board compensation and benefit plans for executives and directors of the Company, as well as evaluating the performance of the Company’s executives. The Compensation Committee also has been delegated responsibility for making certain compensation decisions relating to the Company’s executives and under the Company’s equity compensation plans. The Compensation Committee solicits the recommendation of our Chairman and Chief Executive Officer with respect to compensation determinations concerning the other executive officers of the Company, but does not delegate its authority with respect to compensation matters to any other person.
The Compensation Committee also may request others, including compensation consultants and legal counsel, to attend meetings or to provide relevant information to assist the committee in its work. The Compensation Committee also has the authority to retain compensation and benefits consultants and legal counsel used to assist the Committee in fulfilling its responsibilities.
With respect to 2018 compensation, the Compensation Committee was generally advised by Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant. Pearl Meyer provided the Compensation Committee with information, analyses and advice to aid in the determination of competitive executive compensation consistent with Howard’s compensation philosophy. Pearl Meyer did not provide any consulting services to Howard other than to the Compensation Committee in connection with executive pay and does not maintain any other financial or other relationship with Howard. The Compensation Committee assessed the independence of Pearl Meyer pursuant to SEC and Nasdaq rules and has concluded that the advice it has received from them is objective and not influenced by other relationships that could be viewed as conflicts of interest.
The charter for the Committee can be viewed at Howard Bank’s website www.howardbank.com under Investor Relations — Corporate Governance — Governance Documents.
The Compensation Committee is currently comprised of Mr. Latta, the Chair, Messrs. Dresher, Lundeen and Smith, and Ms. Hill Staton. Each member of the Committee is independent, as determined under the definition of independence set forth Nasdaq’s rules and listing standards. During 2018 the Compensation Committee met five times.
Director Attendance at Annual Meetings
It is our policy that all members of the Board of Directors are expected to attend the annual meeting of stockholders in the absence of an unavoidable conflict. All of our directors at the time of our 2018 Annual Meeting of Stockholders were in attendance at such meeting.
Director Stock Ownership Policy
We have a policy that requires all newly elected directors to commit to a minimum investment of five times the annual cash retainer component of the director’s compensation, fixed at the time of the director’s initial election to the Board. The minimum investment may be acquired over up to a five-year period and includes stock awarded as a component of director compensation. As of December 31, 2018, all of our directors are in compliance with such policy and met the minimum investment requirement of this policy with the exception of one director that joined the Board in 2018 and, pursuant to such policy, such director has five years to acquire the minimum investment.

ITEM 1. ELECTION OF DIRECTORS
The Company’s Bylaws provide that the number of directors may be increased or decreased by our Board of Directors. The number of directors is currently fixed at 14. The directors of the Company are divided into three classes — Class I, Class II and Class III — each class consisting of an equal number of directors, or as nearly equal as possible. The Board of Directors believes that the staggered terms of the Board of Directors help to assure the continuity and stability of the Company’s business strategies and policies. Each director of the Company also serves as a director of Howard Bank (the “Bank”).
Typically, one class of directors is elected at each annual meeting of stockholders to hold office for a term of three years and until their successors have been duly elected and qualify. The five directors in Class II have terms that expire at the Meeting. The Board of Directors has nominated the five directors for reelection to three-year terms expiring at the annual meeting of stockholders to be held in 2022.
Below is a chart of the Board of Directors, including the directors who have been nominated for election as director, as indicated below (each a “nominee”). All the persons listed below currently serve as directors:
Class	Name	Status	To Serve Until Annual Meeting in
II	W. Gary Dorsch Michael B. High Paul I. Latta, Jr. Robert W. Smith, Jr. Donna Hill Staton	Nominee Nominee Nominee Nominee Nominee	2022
II	Richard G. Arnold James T. Dresher, Jr. Mary Ann Scully Jack E. Steil	Continuing director Continuing director Continuing director Continuing director	2020
III	Howard Feinglass John J. Keenan Robert D. Kunisch, Jr. Kenneth C. Lundeen Thomas P. O’Neill	Continuing director Continuing director Continuing director Continuing director Continuing director	2021
Each nominee elected at the Meeting will be elected to serve for the period from his or her election until the annual meeting of stockholders to be held in 2022 and until his or her successor is elected and qualifies.
Each nominee has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve prior to the Meeting, a substitute or substitutes will be nominated by the Board of Directors, and those proxies voted for the original nominee or nominees will be voted for such substitute(s).
Nominees receiving a plurality of the votes cast at the Meeting in the election of directors will be elected as director, in the order of the number of votes received. Directors and executive officers of the Company as a group have the power to vote or direct the voting of 4,415,521 shares of our common stock, or approximately 23.17% of the shares of common stock outstanding on the record date, and have indicated their intention to vote “FOR” the election of all of the nominees. Executed proxies received from holders of our common stock will be voted “FOR” the election of such nominees unless marked to the contrary. Abstentions and broker non-votes will not be counted as either an affirmative vote or a negative vote regarding the election of directors, and therefore, will have no effect on the election of directors.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES TO THE COMPANY’S BOARD OF DIRECTORS.

Director Qualifications and Experience
Set forth below is certain information as of March 28, 2019 concerning the directors of the Company, including the nominees and each current director whose term will continue after the Meeting. Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years.
Class II Director Nominees to serve until the 2022 Annual Meeting of Stockholders
W. Gary Dorsch
Mr. Dorsch, 67, has served as a director of Howard Bank since March 2018, and has served as president of Keyser Capital, LLC, a private equity and real estate investment company and wholly owned subsidiary of Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), since January, 2007. Prior to joining the Howard Bank Board Mr. Dorsch was a director of First Mariner Bank from June 17, 2014 until the merger with Howard Bank. In 1999, Mr. Dorsch founded and currently co-manages Allegiance Capital LP, a licensed small business investment company (SBIC). Prior to Allegiance, he spent 24 years with Bank of America and its predecessor banks in Maryland. Mr. Dorsch is Chairman of the Board of Managers of Triangle Sign and Service, LLC, a commercial sign company. Mr. Dorsch spent more than a decade on the board of Maryland 529 (formerly College Savings Plans of Maryland) where he was chairman of the audit and finance committee. Mr. Dorsch received his Bachelor of Science degree from Towson University and received his MBA from Loyola University Maryland. He currently serves as a member of the Audit Committee and Chair of the Asset-Liability Committee of the Company and as a member of the Asset Quality Committee of the Bank.
The Board of Directors believes that Mr. Dorsch’s qualifications for serving on the Board of Directors include his deep understanding of the private equity and real estate investments markets, his almost quarter-century of executive, service and board leadership experience and his understanding of First Mariner as a result of being a member of its board of directors since 2014.
Michael B. High
Mr. High, 70, has served as a director of the Company since March, 2018. With more than 40 years of banking experience, since February 2009, he has been a partner at Patriot Financial Partners LP, a private equity firm that primarily invests in banks and bank holding companies. His career experience includes senior management positions at Harleysville National Corporation, Progress Financial Corporation, CoreStates Financial Corporation and Meritor Savings Bank. Mr. High is a Certified Public Accountant (CPA) in the Commonwealth of Pennsylvania (currently inactive), and holds a Bachelor of Science degree in Accounting from the Smeal College of Business Administration at The Pennsylvania State University. Mr. High currently serves as a member of the Audit Committee, the Governance and Nomination Committee and the Strategic Growth Initiatives Committee of the Company.
The Board of Directors believes that Mr. High’s qualifications for serving on the Board of Directors include his over 40 years of financial, banking and private equity experience as well as his Board membership at three other financial institutions.
Paul I. Latta, Jr.
Mr. Latta, 75, has served as a director of Howard Bank since its formation in 2005 and has served as a director of Howard Bank since 2004. Mr. Latta serves as Managing Member of ERIS Technologies LLC, a company developing 3-D software solutions for managing emergency situations. Prior to that Mr. Latta served as a Senior Vice President of The Rouse Company, a real estate development firm, from 1968 to 1999. Mr. Latta is an organizing director of Howard Bank. He currently serves as Chair of the Compensation Committee and as a member of the Audit Committee, the Governance and Nominating Committee and the Strategic Growth Initiatives Committee of the Company.

The Board of Directors believes that Mr. Latta’s qualifications for serving on the Board of Directors include his extensive knowledge of the real estate industry and his understanding of Howard and Howard Bank as a result of being a member of the boards of directors since their inception.
Robert W. Smith, Jr.
Mr. Smith, 67, has served as a director of Howard and Howard Bank since 2012. Mr. Smith is a practicing attorney and has been a partner at the law firm of DLA Piper LLP (US) since 1983. He has served in many leadership roles at DLA Piper, including being a member of the firm’s executive committee and acting as a national and global practice group leader. Mr. Smith also has served on the boards of several not-for-profit entities, and is presently a member of the board of Baltimore Center Stage. Mr. Smith serves as the Lead Independent Director and currently serves as a member of the Compensation Committee, the Governance and Nominating Committee, the Executive Committee and the Strategic Growth Initiatives Committee of the Company.
The Board of Directors believes that Mr. Smith’s qualifications for serving on the board include his legal background and significant experience in working with public companies and advising boards of directors on legal, governance and transactional matters, his management experience based on his responsibilities as global practice chair at DLA Piper, his significant experience with strategic transactions and his knowledge of governance principles and board matters based on his service and leadership positions with not-for-profit boards.
Donna Hill Staton
Ms. Hill Staton, 61, has served as a director of Howard and Howard Bank since 2009. She chairs the Governance and Nominating Committee and is a member of the Compensation Committee.
Ms. Hill Staton is an attorney and member of the Maryland Bar since 1982. She is a co-founder and principal of the strategic advice and crisis mediation consulting firm, Decision Point Strategy Group, LLC, and a founding partner of the law firm, Staton & Nolan, LLC, d/b/a Decision Point Law.
Following the completion of a federal judicial clerkship with the Hon. J. Joseph Howard, Ms. Hill Staton joined the law firm of Piper & Marbury, LLC (now DLA Piper) where she was elected partner in 1993. Her commercial litigation practice included the representation of financial institutions and other businesses in state and federal courts and commercial arbitrations. After a period of service as a Maryland circuit court judge, Ms. Hill Staton was appointed Deputy Attorney General of the State of Maryland, a position she held from 1997-2006. As chief deputy, she assisted the Attorney General with supervision of an office of nearly 600 employees, a multi-million dollar budget and responsibility for the delivery of legal advice, counsel and representation of all branches of Maryland government; enforcement of the state’s antitrust, consumer protection and securities laws; criminal investigations; and representation of the State in all criminal appellate appeals. For 14 months, beginning in December 2015, Ms. Hill Staton returned to the office as deputy attorney general in a different administration.
Ms. Hill Staton’s is a former trustee of the Client Protection Fund and has served on the Maryland State Board of Education and on the boards of the Howard County Bar Foundation, the Baltimore Education Scholarship Trust and Leadership Howard County, among others. She is a graduate and former director of Leadership Howard County, and the recipient of numerous professional and civic honors and awards, including recognition as one of Maryland’s Top 100 Women by the Daily Record, Women of Achievement in Maryland History, the Daily Record Leadership in Law Award, Towson University’s Distinguished Black Marylanders Award and the Alliance of Black Women Attorneys Legacy and Trailblazer awards. Ms. Hill Staton is a graduate of Princeton University and the George Washington University School of Law.
The board of directors of Howard and Howard Bank believe that Ms. Hill Staton’s qualifications to serve as a director of Howard and Howard Bank include her legal background working with and representing businesses, regulators and legislative bodies, her management experience, civic leadership and her knowledge of governance principals gained from service on government and not-for-profit boards and commissions.

Class III Directors to serve until the 2020 Annual Meeting of Stockholders
Richard G. Arnold
Mr. Arnold, 58, has served as a director of Howard Bancorp since its formation in 2005 and has served as a director of Howard Bank since its inception in 2004. Mr. Arnold is the Vice President and co-owner of The John E. Ruth Company, Inc., a plumbing and heating firm, having served in that capacity since 1983, and is the Managing Member, Vice President, and co-owner of Madison Mechanical Contracting LLC. He is also the Managing Member, maintains ownership in, and is active in the management of various real estate holdings. Mr. Arnold is an organizing director of Howard Bancorp and Howard Bank and is currently a member of the Asset-Liability Committee of the Company and co-Chair of the Asset Quality Committee of the Bank.
The Boards of Directors believes that Mr. Arnold’s qualifications for serving on the boards of directors of Howard Bancorp and Howard Bank include his many years of active involvement with the boards of directors, his experience owning and operating small businesses in our market area, his experience in real estate and real estate development, and being a life-long member of the community, which provides long standing affiliations with local businesses.
James T. Dresher, Jr.
Mr. Dresher, 70, has served as a director of Howard Bank since March, 2018 and served as Director of 1st Mariner Bank from June, 2014 until March, 2018. He is currently the Founder/CEO of Skye Asset Management, LLC, headquartered in Baltimore. Beginning in 1972, Mr. Dresher developed and co-owned twelve McDonald’s restaurants. During his eighteen year career with McDonald’s, he served in many regional and national leadership positions and won numerous awards for operational excellence. In 1995, Mr. Dresher founded Skye Hospitality, an entity that developed, owned, and managed ten hotels in the Baltimore region. Skye’s portfolio included six Marriott and Hilton hotels which were sold in 2012.
Mr. Dresher currently serves on the boards of Johns Hopkins Hospital, Johns Hopkins Health System, and Johns Hopkins Bayview Medical Center, where he just concluded seven years as Chairman. Mr. Dresher formerly served on the board of the Greater Baltimore Committee and was a founding member of Baltimore’s Ronald McDonald House. He currently serves as a member of the Compensation Committee and the Executive Committee of the Company.
The Board of Directors believes that Mr. Dresher’s qualifications for serving on the Board include his experience in operating businesses throughout Maryland, his knowledge of the role a bank plays in serving small to middle-market companies in the region and his understanding of First Mariner as a result of being a member of its board of directors since 2014.
Mary Ann Scully
Ms. Scully, 67, has served as a director and the Board Chairperson, and Chief Executive Officer of Howard since December 2005. She was an organizing director of and has served as a director and as the Board Chairperson, and Chief Executive Officer of Howard Bank since the founding of the Bank in 2004. She currently serves as Board Chairperson and Chief Executive Officer of Howard and Howard Bank. Ms. Scully was employed by Allfirst Bank (formerly known as The First National Bank of Maryland and now known as M&T Bank) from 1973 through April 2003. She served as Executive Vice President for Regional Banking from June 2001 through April 2003, Executive Vice President for Community Banking from January 2000 through June 2001, Senior Vice President for Strategic Planning from 1998 to 2000, Senior Vice President for Mergers and Acquisitions from 1996 to 1998, and Senior Vice President of International Banking from 1984 to 1996.
Ms. Scully is Past Chair of the Maryland Bankers Association, Past president of Catholic Charities of Maryland, Past Chair of the Community Foundation of Howard County. She is presently a trustee of the board of Associated Catholic Charities, vice chair of the Greater Baltimore Committee and a trustee of Mount St Joseph College/High School. She is also a trustee for the Community Foundation of Howard

County Real Estate She also serves as a board member of the Baltimore Branch of the Federal Reserve Bank of Richmond. Ms. Scully has served as a member of the Maryland Economic Development and Business Climate Commission and is an active member of St. Louis Parish in Clarksville, Maryland. She is a 2007 graduate of Leadership Maryland.
In 2018, Ms. Scully received the Industrialist of the Year award from the Baltimore Museum of Industry. She was recognized as one of the Power 10 in greater Baltimore by the Baltimore Business Journal. She was an EY regional entrepreneur winner in 2017. In 2002, 2005 and 2007, she was recognized as one of Maryland’s Top 100 Women by The Daily Record, was a 2008, 2012 and 2016 Daily Record Influential Marylander, a 2012, 2015 and 2016 Most Admired CEO and was a winner of a 2012 Trailblazer Award presented by the Baltimore Center Club. She received the Howard County “Good Scout” award from the Baltimore Area Council of the Boy Scouts of America in 2011 and the Baltimore City BSA Whitney Young Service Award in 2018. In 2007, Ms. Scully was recognized as an honoree in the Howard County Women’s Hall of Fame and was named Entrepreneur of the Year by the Howard County Chamber of Commerce. She is a Loyola University Alumni laureate and a Seton Hill University Distinguished Alumna. She was named one of the Top 25 Women to Watch in Banking by the American Banker in 2016 and 2017.
Ms. Scully currently serves as Chair of the Executive Committee of the boards of directors of both Howard and Howard Bank, as Co-Chair of the Strategic Growth Initiatives Committee of Howard, and as a member of the Asset Quality Committee of Howard Bank. She has lead the company through seven equity and three debt raises and five business combinations since 2005.
The Board of Directors believes that Ms. Scully’s qualifications for serving on and as Chair of their boards include her extensive knowledge of the Bank’s history, business and operations, as well as of the banking industry in general and the risks facing the industry. Ms. Scully has gained valuable insight into the Bank and the industry as a result of her long tenure with the Bank both as a director and in her executive officer positions as well as her previous extensive experience at other banks and her being active in several banking associations, including as a past Chair of the Maryland Bankers Association. The Board of Directors also believes that her personal and business affiliations in our market areas also qualify her to sit on the Board of Directors, and that it is beneficial to have an executive officer, who is familiar with the day-to-day operations of Howard and Howard Bank, serving on the Board of Directors, which provides the Board of Directors with a management perspective that helps them successfully oversee Howard and Howard Bank.
Jack E. Steil
Mr. Steil, 72, has served as a director of Howard and the Bank since March 2018 and has served as Chairman of the Board of First Mariner since June 17, 2014 and served as First Mariner’s Chief Executive Officer from June 17, 2014 until July 2017. Mr. Steil is an experienced community bank executive who has spent his career in First Mariner’s local markets. Mr. Steil started his career in Mercantile-Safe Deposit and Trust Company’s auditing department in 1970 and he held successively more senior management positions at this Baltimore-based bank until his retirement in 2002, including serving on its board of directors and as Chairman of Credit Policy. Mr. Steil returned to banking in 2005 at Susquehanna Bank, then moved to Wilmington Trust FSB in 2007. After serving as a consultant to the First Mariner board of directors beginning in 2011, he and Mr. Kunisch led the group of investors who acquired First Mariner in 2014. Mr. Steil currently serves as a member of the Strategic Growth Initiatives Committee of the Company and co-Chair of the Asset Quality Committee of the Bank.
The Board of Directors believes that Mr. Steil’s qualifications for serving on the Board of Directors include his over 40 years of financial and banking experience as well as his understanding of First Mariner as a result of being a member of its board of directors since 2014.

Class I Directors to serve until the 2021 Annual Meeting of Stockholders
Howard Feinglass
Mr. Feinglass, 58, has served as a director of Howard and the Bank since March 2018 and had served as a director of First Mariner Bank (“First Mariner”) since June 17, 2014. Mr. Feinglass is an investment professional and the founder of Priam Capital. Before founding Priam Capital in 2003, Mr. Feinglass managed the investments of a family office with more than $1 billion of assets under management and was also a principal in the private equity group of Odyssey Partners. Mr. Feinglass received an MBA from University of California, Los Angeles and an A.B. from Brown University. Mr. Feinglass currently serves as a member of the Strategic Growth Initiatives Committee of the Company.
The Board of Directors believes that Mr. Feinglass’ qualifications for serving on the Board of Directors include his strong background in finance, which will bring additional strength to the Board and his understanding of First Mariner as a result of being a member of its board of directors since 2014.
John J. Keenan
Mr. Keenan, 65, has served as a director of Howard and Howard Bank since 2014. Mr. Keenan is a retired KPMG LLP (“KPMG”) partner. Mr. Keenan joined KPMG in 1975 and worked there until his retirement in 2011, including serving as Managing Partner of KPMG’s Baltimore office from 1994 to 2005 and the Washington, DC office from 2005 to 2009 and as Partner-in-Charge of the audit practice for the Washington/Baltimore Business Unit from 2005 to 2011. Mr. Keenan is a certified public accountant and has extensive experience serving community banks, as well as companies in other industries. Given his experience as a partner at KPMG, Mr. Keenan also has knowledge in mergers and acquisitions, SEC rules and regulations, public offerings and internal control over financial reporting matters. He also serves on the boards of several not-for-profit entities, including Baltimore Center Stage, Episcopal Housing Corporation and Notre Dame of Maryland University. Mr. Keenan is currently Chair of the Audit Committee and a member of the Asset-Liability Committee of the Company and as a member of the Asset Quality Committee of the Bank.
The Board of Directors believes that Mr. Keenan’s qualifications for serving on the Board of Directors include his extensive experience with financial accounting matters as well as his knowledge of the banking industry and securities regulation.
Robert D. Kunisch, Jr.
Mr. Kunisch, 51, has served as President of Howard Bank and as a Member of their Board of Directors since March 1, 2018. Mr. Kunisch has spent his entire banking career in Maryland, beginning in 1990 at Mercantile-Safe Deposit and Trust Company and, later, its acquirer, PNC Bank. Mr. Kunisch held various management positions throughout his tenure with Mercantile and PNC. In 2008, Mr. Kunisch joined Wilmington Trust FSB as the Director of Commercial Banking. He later was promoted to President of Wilmington Trust, FSB — Maryland and assumed the additional responsibilities of running wealth management in Maryland.. When M&T Bancorp acquired bank in 2011, he opted to pursue his desire to work at a community bank by serving as a consultant to the First Mariner Bancorp board in 2012. He and Mr. Steil led the group of local Baltimore investors who acquired First the Mariner in 2014. Upon the completion of the acquisition, Mr. Kunisch was named President and Chief Operating Officer of the Bank and was appointed to the Board of Directors. In 2017, he was promoted to Chief Executive Officer. Mr. Kunisch has served in the past as Chairman of Saint Ignatius Loyola Academy and a board member of various entities related to Catholic Charities. His past community involvement includes the United Way and the Independent College Fund. Mr. Kunisch currently serves as a member of the Asset-Liability Committee and the Executive Committee of the Company and as a member of the Asset Quality Committee of the Bank.
The Board of Directors believes that Mr. Kunisch’s qualifications for serving on the Board of Directors include his over 25 years of financial and banking experience as well as his understanding of First Mariner as a result of being a member of its board of directors since 2014.

Kenneth C. Lundeen
Mr. Lundeen, 74, has served as a director of Howard since its formation in 2005 and has served as a director of Howard Bank since 2004. Mr. Lundeen is President, Chief Executive Officer, and a co-owner of Environmental Reclamation Company, a diversified environmental services company, and has held this position for more than five years. Mr. Lundeen previously served as the President and Chief Executive Officer of C.J. Langenfelder & Son, Inc., a diversified construction contracting firm from 1995 to 2004, and as Chairman of its successor Conrad Capital Corporation, an asset holding company, from 2004 to 2012. Mr. Lundeen served on the board of directors of the Baltimore Branch of the Federal Reserve Bank of Richmond from 2001 to 2006. He is an attorney and actively practiced in Maryland, specializing in corporate and business law and representing small to medium-sized private and publicly held companies, from 1972 until 1988. Mr. Lundeen is an organizing director of Howard Bank and is currently a member of the Compensation Committee and the Executive Committee and co-Chair of the Strategic Growth Initiatives Committee of the Company.
The Board of Directors believes that Mr. Lundeen’s qualifications for serving on the Board of Directors include his legal and management experience and his knowledge of the banking industry gained though his service at the Federal Reserve Bank and as a director of Howard Bank and Howard since their formation.
Thomas P. O’Neill
Mr. O’Neill, 66, has served as a director of Howard and Howard Bank since 2015. He was a director of Patapsco Bancorp, Inc. and The Patapsco Bank from 1995 (and served as its Chairman of the Board of Directors from August 1999) until August 28, 2015, when they merged into Howard and Howard Bank, respectively. He was a partner in the accounting firm of Hertzbach and Company. Previously, he was a managing director of RSM McGladrey, Inc. and the managing partner of the regional accounting firm of Wolpoff  & Company LLP, which merged with American Express Tax and Business Services in 1998. He joined Wolpoff as a staff accountant in 1974 and became a partner in 1983. Mr. O’Neill is a member of the American Institute of Public Accountants and the Maryland Association of Certified Public Accountants. He has served on the boards of many charitable and civic groups. He currently serves as a member of the Audit Committee, the Governance and Nomination Committee, the ALCO Committee and the Strategic Growth Initiatives Committee of the Company.
The Board of Directors believes Mr. O’Neill’s qualifications for serving on the Board of Directors include his experience in accounting, tax and real estate matters and his knowledge of Patapsco Bank’s business and operations as a result of his long tenure as a Director of Patapsco Bank. In addition, Mr. O’Neill’s involvement in local charitable and civic groups has allowed him to develop strong ties to the community, which provide the boards of directors of Howard and Howard Bank with valuable insight regarding the business and consumer environment in the former Patapsco Bank’s local markets.

DIRECTOR COMPENSATION
The following table discloses all fees earned and other payments to each person who served as a director during 2018.
DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Richard G. Arnold	$22,250	$14,840	$37,090
Nasser Basir(3)	9,000	8,400	17,400
Gary R. Bozel(3)	8,250	8,400	16,650
W. Gary Dorsch	19,171	11,246	30,417
James T. Dresher, Jr	14,253	11,246	25,499
Howard Feinglass	14,253	11,246	25,499
Robert J. Hartson(3)	9,000	8,400	17,400
Michael B. High(4)	16,253	11,246	27,499
John J. Keenan	23,250	14,840	38,090
Robert D. Kunisch, Jr.(5)	—	—	—
Paul I. Latta, Jr.	26,000	14,840	40,840
Kenneth C. Lundeen	22,250	14,840	37,090
Karen D. McGraw(3)	9,000	8,400	17,400
Richard J. Morgan(3)	9,000	8,400	17,400
Thomas P. O’Neill	20,250	14,840	35,090
Mary Ann Scully(5)	—	—	—
Robert W. Smith, Jr.	32,250	14,840	47,090
Donna Hill Staton	21,500	14,840	36,340
Jack E. Steil(5)	—	—	—
Total	$275,930	$190,864	$466,794

(1)
The amount shown represents the aggregate grant date fair value, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, of the stock awards granted to each of our outside directors in 2018. The grant date fair value was determined by multiplying the total number of shares of common stock awarded by the closing price of our common stock on Nasdaq on the respective grant date.

(2)
As of December 31, 2018, our independent directors held outstanding options to purchase shares of our common stock as follows: Mr. Arnold — 2,909 shares; Mr. Latta — 4,704 shares; Mr. Lundeen — 3,405 shares.

(3)
On March 1, 2018, in connection with the closing of the Merger, Messrs. Basir, Bozel, Hartson, McGraw and Morgan resigned from the Board of Directors.

(4)
The director compensation for Mr. High is not paid to him directly, but is paid to Patriot Financial Partners

(5)
Ms. Scully Mr. Kunisch and Mr. Steil are executive officers and are not compensated for their services as a director.

Director Fees.
Non-employee directors of the Company are compensated for their services as directors as follows: Each receives an annual cash retainer of  $15,000 for their service on the Board and an annual cash retainer of  $1,500 for service on each committee of which the director is a member (excluding the committee chair). In addition, each non-employee director receives 800 shares of Company common stock per year. One half of the cash retainer and one half of the stock are paid in January, with the second half of each paid in July of each year. No separate fees are paid for attendance at Board or committee meetings. In addition, each non-employee director who holds any of the following Board leadership positions receives an additional cash retainer in the amount per annum indicated:
•
Lead Independent Director — $12,000

•
Audit Committee Chair — $6,000

•
All Other Committee Chairs — $5,000

In 2018, non-employee directors earned cash payments of  $275,930, and awards of 10,268 shares of common stock as compensation for their service as directors, including attending board and committee meetings, as disclosed in the above table. The directors receive no other compensation for their services.

EXECUTIVE OFFICERS
Set forth below is certain information regarding persons who are executive officers of the Company and who are not directors of the Company. Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years.
George C. Coffman
Mr. Coffman, 55, serves as Treasurer, Executive Vice President and Chief Financial Officer of the Company and Treasurer, Executive Vice President, Chief Financial Officer and Chief Investment Officer of the Bank. He has held these positions since the opening of the Bank in 2004 and since December 2005 with respect to Howard. Mr. Coffman also serves as Chief Interest Rate and Liquidity Risk Officer of Howard Bank. Mr. Coffman provides leadership for the financial management and investment operations of Howard Bank. In this role, he directly manages all of the corporate accounting functions, management and regulatory reporting preparation, and compliance with accounting principles and disclosure requirements. Mr. Coffman also is responsible for the management of interest rate risk, budgeting and financial planning, and tax planning and reporting. Other duties include directing the investment portfolio, as well as overall funds management, and investor relations. Mr. Coffman is a Certified Public Accountant. He also serves as the Bank’s Chief Investment Officer.
Prior to joining the organizing group of Howard Bank, Mr. Coffman held several senior financial management positions at Maryland-based financial institutions, including Mercantile Bank in Baltimore (now PNC Bank), Farmers & Mechanics Bank in Frederick (now PNC Bank), Sequoia Bank in Bethesda (now United Bank), and Citizens Bank of Maryland in Laurel (now SunTrust Bank).
Mr. Coffman has more than 30 years of experience in the operations, accounting, investment and finance areas of commercial banks in the central Maryland area.
Thomas (Randy) Jones
Mr. Jones, 53, serves as Executive Vice President and Chief Credit Officer of Howard Bank. He has held these positions since March 1, 2018. Prior to the Merger, Mr. Jones served as Chief Credit Officer for First Mariner since 2014.
Prior to joining First Mariner, Mr. Jones was a Credit Analyst for Mercantile-Safe Deposit and Trust Company. During the course of his career he has held positions in Credit, Commercial Lending and Loan Review. After the acquisition of Mercantile Bankshares by PNC in 2006, he served as the Maryland Market Credit Executive of PNC for seven years before joining First Mariner Bank in 2014 as Chief Credit Officer.
Mr. Jones has over 26 years of commercial banking experience in Maryland.
Steven M. Poynot
Mr. Poynot, 40, serves as Executive Vice President and Chief Information Officer of Howard Bank. He has held these positions since November 2018. Prior to this role, Mr. Poynot previously served as the Company’s Chief Administrative Officer. Prior to the Merger, Mr. Poynot served as the Chief Credit Officer for Howard Bank and spent a period of time building out the commercial banking infrastructure for Howard Bank with the creation of the Credit department as well as the Client Services Support Team. Prior to moving into a Senior Management role at Howard Bank, Mr. Poynot was a Relationship Manager focused on growing the commercial customer portfolio with a mix of commercial businesses as well as commercial real estate clients. Prior to joining Howard Bank, Mr. Poynot was a member of the Commercial Real Estate Lending group for Mercantile-Safe Deposit & Trust Company (Now PNC Bank), located in Baltimore, MD.
Since joining Howard Bank in 2005, and moving into the Howard County community in 2006, Mr. Poynot has been involved in a number of community organizations. He currently serves on the Board of the House of Ruth. He served for ten years on the Board of The Howard County Arts Council (President & Treasurer), a Board member of The Bright Minds Foundation (the educational foundation for the Howard County Public Schools), he is a past member of various committees for Leadership Howard

County, as well as a member of the Howard County Spending Affordability Committee from 2012 to 2018. A 2011 graduate of Leadership Howard County, he has been recognized as a Next Leader in Banking from the MBA, Howard County’s Finest 39 under 39 from the Cystic Fibrosis Foundation, and the Baltimore Business Journals 40 under 40.
Mr. Poynot has over 20 years of banking experience in Maryland.
Charles E. Schwabe
Mr. Schwabe, 63, serves as Executive Vice President and Secretary of the Company, and Executive Vice President, Chief Strategic Risk Officer and Secretary of Howard Bank. Mr. Schwabe has served as Executive Vice President and Secretary of the Company since December 2005 and as Executive Vice President and Secretary of Howard Bank since the founding of Howard Bank in 2004 and was appointed Chief Strategic Risk Officer in December 2014. He previously served as Chief Administrative Officer, Chief Information Officer, Information Security Officer, Compliance Officer and Chief Operational Risk Officer of the Bank from the founding of the Bank in 2004 until December 2014. Mr. Schwabe provides leadership for the assessment and management of enterprise risk which encompasses asset quality, compliance and operational risk, cyber and physical security risk.
Prior to joining the organizing group for Howard Bank, he was employed by Allfirst Bank (now M&T Bank) from 1988 through April 2003. He served as Senior Vice President and Manager for the Customer Relationship Management Program as well as the Strategy and Planning Director for the Technology, eCommerce and Operations Division. At Allfirst Bank, he was also Vice President of Strategic Planning for the Mergers and Acquisitions Division and Vice President and Group Marketing Head for small business and retail product development and management. Prior to working at Allfirst Bank, he was a consultant and senior manager for a marketing firm that specialized in the health care and financial services industries.
Mr. Schwabe is a Trustee of Baltimore Center Stage, the nationally recognized State Theater of Maryland located in Baltimore, serving on the finance and marketing committees, and he is currently the Chair of Center Stage’s Corporate Partnerships Committee. He serves on the Board of Directors of MBA Solutions, a subsidiary of the Maryland Bankers Association, and was Chairman of the Board from 2013 to 2015. Mr. Schwabe also serves on the Community Reinvestment Act (CRA) Advisory Board for CRA Partners (a division of Senior Housing Crime Prevention Foundation) based in Memphis, Tennessee, the Columbia Festival of the Arts Investment Committee and the Safe Systems Advisory Board. He has served as President and Chairman of the Columbia Festival of the Arts Board of Trustees, President of the Baltimore Chapter of the American Marketing Association, and Chair of Catholic Charities of Baltimore’s Our Daily Bread Employment Center Gala Committee.
Mr. Schwabe has over 30 years of banking management experience and another seven years as a marketing strategy consultant to the banking, retail and business services industries.
Frank K. Turner, Jr.
Mr. Turner, 63, serves as Executive Vice President and Chief Commercial Banking Officer of Howard Bank. He joined the Bank in 2013 and assumed his current role in November 2018. He is responsible for all commercial business development and relationship management in the Howard Bank footprint. Mr. Turner began his career in banking over 40 years ago with the Mercantile Bank. During his career, he has many years of broad banking experience to include corporate, small business and credit. He joined PNC in 2007 as a result of the merger between PNC and Mercantile Bankshares Corporation and served as an Executive Vice President for Corporate Banking in the Greater Maryland region.
Mr. Turner serves in various capacities with a number of non-profit organizations including as a board member of Baltimore Volunteers Unlimited, the Cristo Rey Jesuit High School and Living Classroom Foundation
A seasoned executive, Mr. Turner has over 40 years of banking experience.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Guiding Philosophy
Howard’s executive compensation philosophy embraces the following core principles and objectives:
•
Attract and retain top talent who demonstrate success and professional growth and who model the Company’s values of excellence, leadership, discipline, teamwork and community spirit.

•
Reward desired performance and behavior in order to drive and enhance Company performance and related achievement of its short-term and long-term goals consistent with the strategic plan approved by the Board of Directors.

•
Maintain compensation competitiveness within the marketplace from which the Company accesses the desired level of talent.

•
Include a strategic emphasis on performance-based compensation, utilizing a mix of short-term and long-term incentive compensation that rewards specific performance, achievements and outcomes and aligns individual rewards with Company performance and enhancement of stockholder value.

•
Increase commitment through periodic grants of equity-based compensation awards.

•
Structure compensation plans so as not to encourage employees to take unnecessary or excessive risks that threaten the value of the Company and so as not to encourage the manipulation of earnings to enhance the compensation of any employee.

The Company’s compensation policies and practices reflect its guiding philosophy, as shown below.
What we do:	What we don’t do:

✓
Significant portion of executive pay based on performance against goals set by the Board of Directors

✓
Independent compensation consultant regularly advises the Compensation Committee

✓
Minimum vesting periods of not less than three years for equity awards granted under the Company’s long-term equity incentive plan

✗ No automatic or guaranteed annual salary increases ✗ No guaranteed annual cash bonuses or guaranteed long-term incentive awards ✗ No excessive perquisites
✓ Use of peer company data to help set executive compensation
✓ Annual advisory votes on executive compensation
Key Elements of Compensation.   The following table summarizes key elements of Howard’s executive compensation program and the primary objectives each element supports.
Key Elements of Compensation	Objectives
Base salary	• Attract and retain highly qualified executives • Reward prior performance, industry and job specific knowledge, experience and leadership ability
Annual cash incentive bonuses	• Reward achievement of annual corporate and individual goals
Stock-based incentive compensation	• Reward achievement of long-term objectives and create direct link between performance and stockholder value

Changes in base salary and the amount of incentive-based cash compensation earned is based both on the individual executive officer’s performance and on the performance of the entire Company against goals identified and approved at the beginning of each year. The Company also considers the total compensation and the mix of compensation paid by financial services companies with characteristics similar to those of the Company to officers with comparable responsibilities and experience.
Alignment Between Pay and Performance.   Howard is committed to aligning the compensation of its executive officers with the Company’s financial and operational performance.
The Compensation Committee uses both annual cash incentive bonuses and equity awards to link executive pay with Howard’s performance. Payments under the annual cash incentive bonus plan are based on a combination of the Company’s achievement of key corporate financial performance goals and achievement of individual performance goals of Ms. Scully, our Chief Executive Officer, Mr. Kunisch our President, Mr. Coffman, our Executive Vice President, Treasurer and Chief Financial Officer and our next three most highest paid executive officers (the “NEOs”). In 2018, Howard’s performance resulted in average payouts for the NEOs (excluding Mr. Witty who did not receive a bonus as his employment ended in November of 2018) under the annual cash bonus plan of 25% of target, out of a maximum potential payout of 150% of target. In 2017, Howard’s performance resulted in average payouts for the NEOs under the annual cash bonus plan of 87% of target, out of a maximum potential payout of 150% of target.
The Compensation Committee also uses equity awards to help align the interests of management and Howard’s stockholders. In 2018, the Compensation Committee did not grant any equity awards to NEOs under the Long-Term Executive Incentive Plan due to the significant impact on the Company’s financial operating results resulting from the Merger.
2018 Say on Pay Vote.   In 2018, the advisory stockholder vote on Howard’s executive compensation received approval of over 91% of the votes cast on the proposal. During 2018 and 2019, the Compensation Committee has generally continued to apply the same compensation philosophy and practices that were described in the 2018 proxy statement in determining amounts and types of executive compensation.
Board and Compensation Committee Process.   The Compensation Committee’s responsibilities with regard to compensation are to: develop and implement an annual process for evaluating the performance of the Chief Executive Officer; make recommendations to the Board concerning the compensation of the Chief Executive Officer; in consultation with the Chief Executive Officer, determine the compensation of the other executive officers; make recommendations to the Board of Directors concerning compensation to directors; advise the Board and the Chief Executive Officer on other compensation and benefit matters; and administer various Company incentive plans and employment agreements.
The Chairman of the Compensation Committee establishes the agenda for Compensation Committee meetings. The CEO and Chief Human Resource Officer also interface with the Compensation Committee in connection with the Compensation Committee’s executive compensation decision-making, which includes making recommendations concerning compensation programs and decisions. The Compensation Committee periodically meets with the CEO and the Chief Human Resource Officer to assess progress toward meeting objectives set by the Board for both annual and long-term compensation. The Compensation Committee also meets in executive session without management present when appropriate.
In considering appropriate levels of compensation for executives, the Compensation Committee takes into account the Company’s performance and individual performance, as well as comparative data from Howard’s peer companies. The Compensation Committee reviews all of the components of compensation in making determinations on the mix, amount and form of executive compensation. While the Compensation Committee does not use any fixed quantitative formula or multiple for comparing or establishing compensation for executive management, it is mindful of internal pay equity considerations and assesses the relationship of the compensation of each executive to other members of executive management.

Role of the Compensation Consultant.   In late 2017, the Compensation Committee engaged Pearl Meyer to provide services including the following in preparation for 2018:
•
providing recommendations regarding the composition of Howard’s peer group for 2018

•
conducting an executive compensation review of Howard’s executive management team, and

•
providing recommendations regarding certain changes to executive compensation.

Benchmarking.   When determining the amount and form of compensation for executives for 2018, the Compensation Committee considered comparative executive compensation information provided by Pearl Meyer that was derived from peer group data. The Compensation Committee used the peer group data to assist with assessing Howard’s compensation competitiveness and to help evaluate its pay-for-performance alignment. Recognizing that comparative pay assessments have inherent limitations, due to the lack of precise comparability of executive positions between companies, as well as the companies themselves, and the time lag in the availability of peer compensation information, the comparative data are used only as a guide and the Compensation Committee does not fix any NEO’s compensation (or individual compensation elements) to a particular compensation level within this comparative data. In exercising its judgment to set pay levels, the Compensation Committee looks beyond the comparative data and also considers individual job responsibilities, individual performance, experience, compensation history, and Company performance against its goals.
The peer group is updated annually by the Compensation Committee, based on a process that includes recommendations from internal sources, including the Chief Human Resource Officer and Chief Financial Officer, and external sources such as the Compensation Committee’s independent compensation consultant, to reflect the companies against which Howard competes for executive talent or for stockholder investment. The specific characteristics of the financial institutions comprising the peer group vary from year to year, but the companies are chosen based on a combination of factors that include asset size and location in the Mid-Atlantic region. All 18 of the companies in Howard’s peer group are publicly-traded banking companies.
As of the compensation consultant review performed in late 2017, the 18 peer companies utilized had assets within a range of approximately 50% to 189% of Howard’s post-Merger asset size of  $2.1 billion, which the Compensation Committee considers an appropriate range for comparison purposes. The specific asset sizes for the peer companies listed in the report presented to the Compensation Committee ranged from approximately $1.1 billion to $4 billion and had median assets of  $2.2 billion.
For 2018, Howard’s peer group consisted of the following companies:
Company Name	Ticker	Company Name	Ticker	Company Name	Ticker
American National Bankshares	AMNB	Access National Corporation	ANCX	Bankwell Financial Group	BWFG
Arrow Financial	AROW	BCB Bancorp	BCBP	Bryn Mawr Bank	BMTC
City Holding	CHCO	CNB Financial	CCNE	Codorus Valley Bank	CVLY
Enterprise Bancorp	EBTC	Financial Institutions	FISI	First of Ling Island	FLIC
Old Line Bancshares	OLBK	Peoples Financial Services	PFIS	Premier Financial Bancorp	PFBI
Republic First Bancorp	FRBK	Southern National Bancorp of Virginia	SONA	Summit Financial Group	SMMF
The peer group utilized for 2018 is different than peers utilized in prior years given the increased asset size of the Company resulting from the acquisition of First Mariner in early 2018.
Compensation Mix.   The Compensation Committee does not target a specific allocation among the various compensation components. In allocating compensation among salary, bonus and equity-based compensation, the Compensation Committee believes that the compensation of the senior-most levels of management with the greatest ability to influence Howard’s performance should be significantly performance-based, while lower levels of management should receive a greater portion of their compensation in base salary. The Compensation Committee also makes allocations between short-term and long-term compensation for NEOs.

The approximate percentages of salary and bonus compensation compared to the total of such compensation (referred to as total annual compensation) for 2018 for the NEOs were as follows (excluding bonus and other payments and equity awarded in recognition of the Merger):
Name	Base Salary %	Incentive Cash Bonus %
Mary Ann Scully	94.5	5.5
Robert D. Kunisch	91.3	8.7
George C. Coffman	92.3	7.7
Thomas R. Jones	91.0	9.0
Charles E. Schwabe	91.6	8.4
James D. Witty	100.0	0.0
Base Salary.   The Compensation Committee believes that base salaries for the Company’s executive officers should be targeted at market competitive levels using data from our peer group. In establishing the CEO’s base salary, the Compensation Committee typically considers the recommendations of its independent compensation consultant based on an analysis of peer group data and the CEO’s individual performance and contributions relative to Howard’s corporate goals. In establishing base salaries of Howard’s other NEOs, the Compensation Committee typically considers the recommendations of the CEO, which are based on individual responsibility level, individual and company performance, total compensation histories for each NEO, peer group data and a general understanding of executive compensation in the financial services industry. The Compensation Committee considers each of these factors but does not assign a specific value to any of them.
After consultation with the Compensation Committee’s independent compensation consultant, and consideration of compensation paid by companies in Howard’s peer group, taking into account the organic and acquired growth in the loans, assets, deposits and revenues of the Company, each of our NEOs received an increase in base salary in March 2018. Ms. Scully’s relative increase was larger than the increases of the other NEOs because the Compensation Committee determined that she was significantly below the peer group median. The base salaries in effect as of December 31, 2017 and 2018 were as shown below (the annual base salary of Mr. Witty, whose employment ended in November 2018, is shown as of the date of his departure):
Name	2017 Base Salaries ($)	2018 Base Salaries ($)	% Change (%)
Mary Ann Scully	$430,000	$530,000	23.3
Robert D. Kunisch	N/A	$390,000	N/A
George C. Coffman	$290,000	$300,000	3.4
Thomas R. Jones	N/A	$250,000	N/A
Charles E. Schwabe	$260,000	$275,000	5.8
James D. Witty	$285,000	$300,000	5.3
Annual Incentive Cash Bonuses.   The Compensation Committee typically awards annual cash bonuses using a structure based upon the achievement of specified Company-wide financial results as well as individual NEO goals.
At the beginning of each year, the Compensation Committee establishes cash bonus opportunities for each NEO. The target payout levels for the NEOs are set as a percentage of base salary. For 2018, payments under the annual cash bonus plan were based on a combination of the Company’s achievement of key corporate financial performance goal and achievement of individual NEO performance goals. The specific performance goals are keyed to important financial and business objectives which are intended to enhance stockholder value. The Compensation Committee sets target levels of performance for these goals, which are intended to be achievable, but challenging.

In setting annual cash bonus opportunities, the Compensation Committee reviews relevant peer company data to ensure that proposed target payout levels provide an appropriate opportunity to earn bonuses that are competitive with the Company’s peer group. After it has approved the annual incentive bonus plan and payout opportunities for the NEOs, the Compensation Committee recommends the bonus plan to the Board for approval. The Compensation Committee retains the discretion to make adjustments to any evaluation of performance under the performance metrics to eliminate the effect of extraordinary, non-recurring or unusual items, transactions or events.
For 2018, the Compensation Committee selected four Company-wide financial performance measures to be considered when determining any cash incentive payout in addition to individual performance goals selected on the basis of each NEOs functional role. The Company-wide financial metrics used in consideration of any cash incentive payout for 2018 were earnings per share (“EPS”), return on assets (“ROA”), net loan growth and transaction deposit growth.
The following table shows the target and maximum bonus payout levels established for each NEO under the 2018 annual incentive cash bonus plan, expressed as a percentage of base salary.
Name	Target Bonus Payout Level (as percentage of salary)	Maximum Bonus Payout Level (as percentage of salary)
Mary Ann Scully	40%	60%
Robert D. Kunisch	30%	45%
George C. Coffman	30%	45%
Thomas R. Jones	25%	37.5%
Charles E. Schwabe	25%	37.5%
James D. Witty	30%	45%
In early 2019, the Compensation Committee reviewed the Company’s performance of the four Company-wide performance goals established for 2018 in addition to each of the NEO’s performance relative to their individual performance goals (other than Mr. Witty whose employment ended in November 2018).
The following table shows the four Company-wide performance goals established for 2018 and the extent to which such goals were achieved:
Performance Goals	2018 Target	2018 Actual Results	Percentage of Target Level Achieved
Earnings Per Share	$.71	$.46	65%
Return on Assets	0.62%	0.41%	66%
Net Loan Growth	83%	76%	92%
Net Deposit Growth	115%	127%	110%
The compensation committee determined that each NEO substantially met or exceed his or her individual performance goals.

Based on the level of performance against the four Company-wide measures, as shown in the table above, and taking into account the performance of the individual NEOs against their individual performance goals, the Compensation Committee awarded bonus payments for each NEO in the amounts shown below (other than Mr. Witty whose employment ended in November 2018):
Name	2018 Annual Cash Incentive Bonus Paid ($)	2018 Annual Cash Incentive Bonus Paid as Percentage of Base Salary (%)
Mary Ann Scully	$30,000	6%
Robert D. Kunisch	$30,000	10%
George C. Coffman	$25,000	8%
Thomas R. Jones	$20,000	10%
Charles E. Schwabe	$25,000	9%
These 2018 annual cash incentive bonus amounts are presented as Non-Equity Incentive Plan Compensation for 2018 in the Summary Compensation Table.
Discretionary Merger Cash Bonus.   In February 2018, the Compensation Committee and Board approved certain discretionary cash bonuses to certain of the NEOs in recognition of their efforts to achieve a successful consummation of the First Mariner acquisition (the “Discretionary Merger Cash Bonuses”). These bonuses are disclosed in the Bonus column of the Summary Compensation Table for Ms. Scully, and Messrs. Coffman, Schwabe and Witty.
Equity-Based Compensation.   The Compensation Committee believes stock-based incentive compensation is an important tool to further align the interests of our executive officers with the long-term interests of our stockholders and uses the Company’s long-term incentive plan for that purpose. Equity-based awards generally constitute the largest non-cash component of each NEO’s total compensation package. In setting the amount of annual equity-based awards, the Compensation Committee takes into account levels of long-term equity-based compensation, and pay mix data, at its peer companies, based on input from its independent compensation consultant. In establishing award levels, the Compensation Committee generally does not consider the equity ownership levels of the recipients or prior awards that are fully vested.
There were no equity awards granted under the Long-Term Incentive Plan in 2018 due to the significant impact on the Company’s financial operating results resulting from the Merger. However, in recognition of their contributions to the successful completion of the acquisition of First Mariner, certain of the NEOs were awarded restricted stock units (“RSUs”) by the Compensation Committee. These shares vested immediately and are shown in the Stock Awards column of the Summary Compensation Table for 2018.
In 2017, the equity awards granted to NEOs were in the form of RSUs subject to time vesting over a three-year period. One-third of the shares vest on each anniversary of the grant date, provided the executive remains employed through such date (subject to certain exceptions). Dividends on shares underlying time-based RSUs are accumulated and will vest and be paid only when and to the extent the shares to which they relate vest. In the future, the Compensation Committee intends to use both time-based and performance-based equity awards.
The Compensation Committee determined that Howard’s performance in 2017 satisfied the performance criteria and therefore resulted in the vesting of one-third of the shares underlying the RSUs granted in 2015. These shares vested on April 30, 2018.
The award agreements for RSUs granted by Howard provide for accelerated vesting upon a change in control and upon termination of employment in certain circumstances.

Retirement Benefits.   Howard maintains a Supplemental Executive Retirement Plan (the “SERP”). Eligibility to participate in the SERP is limited to highly compensated employees as determined by the Board. Currently, eligibility to participate in the SERP has been granted solely to Ms. Scully, our Chief Executive Officer. The SERP is unfunded and designed to be a nonqualified deferred compensation retirement plan in compliance with Section 409A of the Internal Revenue Code.
The SERP is a defined benefit style program in which the participant is promised a benefit according to a set formula; such benefit is paid to the participant (or his or her beneficiary) in equal quarterly installments over a period of 15 years following the later of  (i) the participant’s severance from employment with the Bank after attainment of the Normal Retirement Age (as defined in the SERP) or (ii) the attainment of Normal Retirement Age if severance has occurred first. Under the SERP, as supplemented and increased in 2016, Ms. Scully will receive $150,000 each year for 15 years once she begins to receive her benefit subject to the applicable vesting schedule. Provided she remains an employee of the Bank through the applicable vesting time, Ms. Scully will earn vesting on a graduated schedule in which she will become fully vested on August 25, 2019.
To the extent not already fully vested, a participant in the SERP fully vests in his or her benefit upon the occurrence of the participant’s death or Disability (as defined in the SERP) or if the Bank terminates the SERP following a Change in Control (as defined in the SERP). Upon a participant’s Termination for Cause (as defined in the SERP), he or she forfeits all benefits under the SERP including any amounts in which he or she has previously vested.
See the Pension Benefits table for more information regarding this plan.
Perquisites.   Perquisites provided to each NEO are reviewed annually within the context of Howard’s executive compensation program, market practices and the nature of each NEO’s responsibilities. Generally, Howard limits the types of perquisites offered to NEOs as shown in the All Other Compensation column of the Summary Compensation Table.
The Compensation Committee believes the currently-offered perquisites are minimal in overall cost and competitively necessary to attract and retain talented executives. Consistent with most other financial institutions in its peer group, Howard provides NEOs with a 401 (k) match, a car allowance and pays the premiums for life insurance policies for its NEOs.
Severance and Change in Control Benefits.   NEOs would be entitled to receive their vested benefits under the 401(k) plan and SERP upon a termination of employment (except that all benefits under the SERP, whether vested or unvested, would be forfeited if the participant’s employment is terminated for cause prior to attaining normal retirement age). The Compensation Committee and Board believe that additional severance benefits are appropriate for executive management because it may be difficult for senior executives to find comparable employment within a short period of time. Thus, for example, as discussed above RSUs that are unvested will be accelerated upon a change in control and upon termination of employment in certain circumstances. In addition, the CEO and other NEOs are entitled to severance compensation upon the termination of their employment in certain circumstances, including upon a change in control, as set forth in their employment agreements. The Compensation Committee believes that providing these change-in-control severance benefits to the CEO and other NEOs should offset any reluctance to pursue potential change in control transactions that may be in the best interests of stockholders.
For additional information on Howard’s written agreements with its NEOs that provide severance and change in control benefits, please see “Employment Agreements.”
Deductibility of Compensation.   Section 162(m) of the Internal Revenue Code limits the tax deductibility of certain compensation in excess of  $1 million paid to Howard’s NEOs. Because the compensation paid to Howard’s NEOs generally has been under the $1 million threshold, Section 162(m)’s limits on tax deductibility have not been a significant factor in the Compensation Committee’s determinations with respect to compensation of Howard’s NEOs. However, due to the structure of the acquisition of First Mariner, Howard incurred a total of  $852,000 in compensation expense for the 2018 tax year that was not deductible.

As a result of the Tax Cuts and Jobs Act (the “TCJA”), enacted in December 2017, equity awards made after November 2, 2017 generally will not be deductible to the extent that they cause the compensation of the affected executives to exceed $1 million in any year. Awards that were made and subject to binding written contracts in effect on November 2, 2017, are “grandfathered” under prior law and can qualify as deductible “performance-based compensation,” even if paid in future years. The Compensation Committee will continue to monitor these awards and endeavor to ensure that they are deductible if and when paid.
Analysis of Risk Associated with Howard’s Compensation Policies and Practices.   In making its determinations, the Compensation Committee considers the key enterprise risks to which Howard is subject, including credit, liquidity, market/interest rate, compliance, operational, technology, strategic, reputational and other risks. Based on this assessment, and given the structure of and amounts payable under Howard’s executive and other compensation programs, the Compensation Committee has determined that Howard’s compensation policies and practices have sufficient mitigating features and controls to maintain an appropriate balance between prudent business risk and resulting compensation, and encourage appropriate risk behavior consistent with Howard’s risk appetite, business strategy and profit goals. Mitigating features and controls include the overall compensation mix, weighting of performance metrics, timing of awards in relation to performance measurement period, establishment of targets with payouts at multiple levels of performance, and oversight by executive management and the Board. In addition, Howard’s incentive compensation arrangements are subject to a system of internal controls to ensure that incentive compensation is properly tracked, approved and paid. As a result, the Compensation Committee concluded that Howard’s compensation policies and practices do not encourage imprudent risk-taking behavior and are consistent with maintaining the organization’s safety and soundness.
Compensation Clawback Policy.   The Compensation Committee and Board approved a Compensation Clawback Policy in March 2019 in general alignment with proposed SEC clawback rules. Pursuant to the policy, certain executive officers are subject to a clawback provision under which the Compensation Committee may require them to repay any excess incentive-based compensation paid under an incentive compensation plan if the Board, a committee thereof, or a duly authorized officer of the Company determines that an accounting restatement is required to correct material non-compliance with any financial reporting requirements under applicable securities laws. Such executive officers are subject to clawback provisions during the three completed fiscal years preceding the date of such determination. The Compensation Clawback Policy applies to grants and awards of incentive-based compensation made on or after the date the policy was adopted.
Compensation Committee Report*
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K (the “CD&A”) with management and based on the review and discussions with management of the CD&A, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.
Submitted by the Compensation Committee:
Paul I. Latta, Jr., Chairman
James T. Dresher, Jr.
Kenneth C. Lundeen
Robert W. Smith, Jr.
Donna Hill Staton

*
The foregoing report of the Compensation Committee is not to be deemed “soliciting material” or deemed to be “filed” with the SEC (irrespective of any general incorporation language in any document filed with the SEC) or subject to Regulation 14A of the Exchange Act or to the liabilities of Section 18 of the Exchange Act, except to the extent we specifically incorporate it by reference into a document filed with the SEC.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee is comprised entirely of independent directors and none of our executive officers served on the Compensation Committee or on the board of any company that employed any member of the Compensation Committee or the Board of Directors during the year ended December 31, 2018.
Summary Compensation Table for 2018
The following table sets forth a comprehensive overview of the compensation for the NEOs for the years ended December 31, 2018, 2017 and 2016.
SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Mary Ann Scully Chairman and Chief Executive Officer of Howard and the Bank	2018	$510,769	$300,000(4)	$100,017	$30,000	$64,852	$29,331(5)	$1,034,969
	2017	$411,539	—	$69,475	$137,944	$68,314	$18,330	$705,602
	2016	$350,000	—	—	—	$1,529,495	$12,745	$1,892,240
Robert D. Kunisch President of Howard and the Bank	2018(6)	$315,000	—	—	$30,000	—	$1,396,958(7)	$1,741,958
George C. Coffman Executive Vice President, Treasurer and Chief Financial Officer of Howard and the Bank	2018	$298,077	$187,500(4)	$62,506	$25,000	—	$21,050(8)	$594,133
	2017	$286,539	—	$49,625	$62,495	—	$20,651	$419,308
	2016	$275,000	—	—	—	—	$20,650	$295,650
Thomas R. Jones Executive Vice President of Howard and the Bank	2018(6)	$201,923	—	—	$20,000	—	$16,654(9)	$238,577
Charles E. Schwabe Executive Vice President of Howard and the Bank	2018	$272,116	$95,000(10)	$25,014	$25,000	—	$23,411(11)	$440,541
	2017	$257,692	—	$21,835	$44,824	—	$23,019	$347,370
	2016	$250,000	—	—	—	—	$20,435	$270,435
James D. Witty Executive Vice President of Howard and the Bank	2018	$285,577	$62,500(4)	$62,506	—	—	$48,010(12)	$458,593
	2017	$272,115	—	$31,760	$75,668	—	$20,500	$400,043
	2016	$175,577	$30,000(13)	$128,000	—	—	$7,714	$341,291

(1)
The amount shown represents the aggregate grant date fair value, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, of the stock awards granted to each of the NEOs. The grant date fair value was determined by multiplying the total number of shares of common stock awarded by the closing price of our common stock on Nasdaq on the respective grant date. For 2018, RSUs granted to Ms. Scully, Messrs. Coffman, Schwabe and Witty in March 2018 vested immediately and were in recognition of their contributions to the successful completion of the Merger. For 2017, RSUs were granted to Ms. Scully, Messrs. Coffman, Schwabe and Witty in July 2017 and vest over a period of three years. In accordance with the terms of Mr. Witty’s employment agreement, he was granted RSUs in April 2016 which vest over a period of three years.

(2)
Represents amounts paid pursuant to the annual cash incentive plan, based on achievement of Company-wide and individual performance objectives for the year indicated, even if paid in the following year(s). Mr. Kunisch and Mr. Jones were not participants in the cash incentive plan for 2018 but are participants for 2019. Because Mr. Witty’s employment ended in November 2018, he was not eligible to receive a cash incentive award for 2018.
(3)
Reflects the change in the actuarial present value of accumulated benefits under the SERP, which is discussed in more detail under “Retirement Benefits” in CD&A. The SERP was established in late 2014. The present value of Ms. Scully’s accumulated benefit has been calculated on the assumption that Ms. Scully’s benefit fully vests on August 25, 2019, which has been established for purposes of the SERP as her retirement date.

(4)
Represents payment of the Discretionary Merger Cash Bonus.

(5)
Represents $11,000 in 401(k) matching contribution, $9,330 in life insurance benefits and a car allowance of  $9,000.

(6)
Messrs. Kunisch and Jones joined the Company in March 2018.

(7)
Represents $1,378,016 paid in accordance with the terms of his employment agreement in connection with the completion of the First Mariner acquisition, $11,000 in 401(k) matching contribution, $1,365 in life insurance benefits and a car allowance of  $6,577.

(8)
Represents $11,000 in 401(k) matching contribution, $1,050 in life insurance benefits and a car allowance of  $9,000.

(9)
Represents $10,077 in 401(k) matching contribution and a car allowance of  $6,577.

(10)
Represents payment of  $75,000 Discretionary Cash Merger Bonus and $20,000 awarded for the successful conversion of First Mariner’s legacy operating system to Howard Bank’s core operating system.

(11)
Represents $10,131 in 401(k) matching contribution, $4,280 in life insurance benefits and a car allowance of  $9,000.

(12)
Represents $27,846 in severance, $10,027 in 401(k) matching contribution, $1,830 in life insurance benefits and a car allowance of  $8,308.

(13)
Represents the signing bonus paid to Mr. Witty in accordance with the terms of his employment agreement.

Grants of Plan-Based Awards for 2018
The following table presents information regarding cash incentive awards under the Howard Bancorp annual incentive plan (cash) and equity awards granted to the NEOs during or for the year ended December 31, 2018. In the case of cash incentive awards, the amounts shown reflect the amounts that could be earned or received under such awards:
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Mary Ann Scully	03/9/2018	—	$212,000	$318,000	5,026			$100,017
Robert D. Kunisch		—	$117,000	$175,500
George C. Coffman	03/9/2018	—	$90,000	$135,000	3,141			$62,506
Thomas R. Jones		—	$62,500	$93,750
Charles E. Schwabe	03/9/2018	—	$68,750	$103,125	1,257			$25,014
James D. Witty		—	$90,000	$135,000

(1)
The amounts shown in these columns reflect possible payouts under the annual incentive plan for 2018. There is no minimum possible payment level (threshold) under the plan. The target payment level ranged from 25% to 40% of the NEO’s base salary, and the maximum possible payout ranged from 37.5% to 60% of the NEO’s base salary. Amounts shown are percentages of the base salary as in effect on December 31, 2018. The amount of the award actually earned for 2018 is shown under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)
Reflects the number of immediately vested RSUs granted on March 9, 2018 in connection with the successful consummation of the acquisition of First Mariner. These were not awarded under the 2013 Equity Incentive Plan.

(3)
Reflects the grant date fair value of the immediately vested RSUs granted on March 9, 2018, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation. The grant date fair value was determined by multiplying the total number of shares of common stock awarded by the closing price of our common stock on Nasdaq on the grant date.

Outstanding Equity Awards
The following table discloses information about unexercised options and unvested stock awards outstanding at December 31, 2018 for each of the NEOs.
	Grant Date	Number of Shares of Stock that have Not Vested(1)	Market Value of Shares of Stock that have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares that have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares that have Not Vested
Mary Ann Scully	7/12/2017	2,333	$33,362	0	$—
Robert D. Kunisch		—	$0	0	$—
George C. Coffman	7/12/2017	1,667	$23,838	0	$—
Thomas R. Jones		—	$0	0	$—
Charles E. Schwabe	7/12/2017	733	$10,482	0	$—
James D. Witty	N/A	N/A	N/A	N/A	N/A

(1)
For the grant on 7/12/2017, (A) 1,167 shares vest on 7/12/2019 and 1,166 shares vest on 7/12/2020 with respect to Ms. Scully, (B) 833 shares vest on 07/12/2019 and 834 shares vest on 7/12/2020 with respect to Mr. Coffman and (C) 367 shares vest on 7/12/2019 and 366 shares vest on 7/12/2020 with respect to Mr. Schwabe.

Option Exercises and Stock Vested for 2018
The following table sets forth the number of RSUs that vested for our NEOs in 2018 and the aggregate value realized upon the vesting of RSUs during 2018. None of the NEOs held any stock options during 2018.
STOCK AWARDS
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting ($)(2)
Mary Ann Scully	9,525	$62,494
Robert D. Kunisch	0	$0
George C. Coffman	6,640	$37,500
Thomas R. Jones	0	$0
Charles E. Schwabe	4,290	$82,091
James D. Witty(3)	11,407	$204,284

(1)
This amount represents the total number of shares that vested.

(2)
This amount was determined by multiplying the total number of shares of common stock underlying the RSUs by the closing price of our common stock on Nasdaq on the date the RSUs vested.

(3)
The number of vested shares includes 4,400 that accelerated due to Mr. Witty’s termination of employment. Mr. Witty chose to net settle these RSUs and therefore received 2,950 shares. The value realized on the 4,400 shares is included in the $204,284.

Pension Benefits for 2018
The SERP provides retirement benefits to eligible participants, which are limited to highly compensated employees as determined by the Board. Currently, eligibility to participate in the SERP has been granted solely to Ms. Scully. The SERP is discussed in more detail under “Retirement Benefits” in CD&A. The following table shows the present value at December 31, 2018, of accumulated benefits payable to Ms. Scully, including the number of years of service credited, under the SERP. The present value of her accumulated benefit shown in the table has been calculated on the assumption that Ms. Scully’s benefit fully vests on August 25, 2019, which has been established for purposes of the SERP as her retirement date.
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Mary Ann Scully	Supplemental Executive Retirement Plan	13	$1,656,661	$—

(1)
The present value of accumulated benefit is based on the planned payment of  $150,000 each year for 15 years once Ms. Scully begins to receive her benefit at normal retirement age under the plan, which is then discounted back to December 31, 2018.

Potential Payments Upon Termination or Change in Control
The following table describes the potential payments that would be made to each of the NEOs in various termination and change in control scenarios based on compensation, benefit and equity levels in effect on December 31, 2018 (excluding Mr. Witty whose employment ended in November 2018). The amounts shown are estimates, and assume that the termination or change in control event occurred on December 31, 2018. The amounts to be paid can only be determined at the time of an NEO’s actual termination of employment or an actual change in control of Howard. The amounts paid to Mr. Witty in connection with his termination of employment are described below under “Employment Agreements — Executive Vice President — James Witty.”

In accordance with SEC regulations, the following table does not report any amount to be provided to an NEO that does not discriminate in scope, terms or operation in favor of Howard’s executive officers and which is available generally to all salaried employees, and excludes (i) amounts accrued through December 31, 2018, that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus amounts, (ii) vested account balances under the 401(k) plan and, for Ms. Scully, the SERP, and (iii) already vested equity awards.
If Howard Bank terminates the NEO’s employment without cause or the NEO terminates his or her employment for good reason, and a change in control has not occurred, the NEO is entitled to receive an amount equal to his or her current base salary plus all benefits he or she is then receiving for a period equal to the remaining term of the employment agreement plus any incentive compensation already accrued for that year. In addition, all unvested stock awards will immediately vest upon the effective date of such termination. These benefits also generally apply if the termination of employment is due to permanent disability, although in that event the amount payable will be reduced if and to the extent the NEO receives payments under any disability insurance or other program maintained by Howard Bank.
If, within 12 months following a change in control, the NEO’s employment is terminated by the NEO for any reason or by the employer without cause, all NEOs are entitled to: (i) payment equal to the sum of (a) a multiplier (2.99 for Ms. Scully and Messrs. Coffman, Kunisch and Schwabe, and 2.00 for Mr. Jones) of his or her average annual compensation (consisting of base pay and bonus) during the most recent three years minus the aggregate present value of any other payments he or she receives that are treated as contingent upon the change in control (not including the amounts in clauses (ii), (iii) and (iv) of this sentence), and (b) a pro-rated bonus; (ii) immediate vesting of all stock awards; (iii) immediate exercisability of any unexercised stock options; and (iv) continued medical coverage for the remaining term of the agreement as available to the Bank’s other employees.
In addition, to the extent not already fully vested, Ms. Scully will fully vest in her benefit if the Bank terminates the SERP following a change in control. Upon a termination without cause, Ms. Scully would be entitled to payment of her vested balance, but would forfeit any benefits under the SERP in which she has not previously vested.
For further detail regarding applicable contractual terms that would determine the amount of benefits payable upon a termination of employment, see the description of employment agreements with our NEOs under “Employment Agreements” below, as well as “Retirement Benefits” in CD&A above.
Name	Incremental Compensation and Benefit Payments	Non-CIC Termination by Company Without Cause or by Executive for Good Reason under Agreement	CIC Termination by Company Without Cause or by Executive under Agreement
Mary Ann Scully	Severance	$1,233,756	$1,772,018
	Stock Awards – Accelerated Vesting	$33,362	$33,362
	Continuing Medical Coverage	$65,000	$65,000
	280G Gross-Up Payment or 280G Cutback(1)	$0	$(100,029)
	Totals	$1,332,118	$1,770,351
George Coffman	Severance	$697,302	$1,136,194
	Stock Awards – Accelerated Vesting	$23,838	$23,838
	Continuing Medical Coverage	$0	$0
	280G Gross-Up Payment or 280G Cutback(1)	$0	$0
	Totals	$752,302	$1,160,032

Name	Incremental Compensation and Benefit Payments	Non-CIC Termination by Company Without Cause or by Executive for Good Reason under Agreement	CIC Termination by Company Without Cause or by Executive under Agreement
Robert D. Kunisch	Severance	$911,073	$1,321,457
	Stock Awards – Accelerated Vesting	$0	$0
	Continuing Medical Coverage	$0	$34,254
	280G Gross-Up Payment or 280G Cutback(1)	$0	$0
	Totals	$911,073	$1,355,711
Thomas R. Jones	Severance	$591,954	$594,700
	Stock Awards – Accelerated Vesting	$0	$0
	Continuing Medical Coverage	$0	$2,178
	280G Gross-Up Payment or 280G Cutback(1)	$0	$0
	Totals	$591,954	$596,878
Charles E. Schwabe	Severance	$666,052	$1,022,140
	Stock Awards – Accelerated Vesting	$10,482	$10,482
	Continuing Medical Coverage	$65,000	$65,000
	280G Gross-Up Payment or 280G Cutback(1)	$0	$(41,153)
	Totals	$911,073	$980,987

(1)
For Ms. Scully, Mr. Coffman and Mr. Schwabe, if any severance payment or distribution made to them is determined to be subject to the limitations of Section 280G of the Internal Revenue Code of 1986, as amended (a “Parachute Payment”), they will also be entitled to a full tax “gross-up” to cover any excise taxes on such amount (a “280G Gross-Up Payment”), unless the total value of all such payments and benefits (as measured for purposes of Section 280G) exceeds the threshold to which 280G excise tax would apply (the “280G threshold”) by 10% or less, in which event the payments and benefits will instead be reduced so as to fall below the 280G threshold (a “280G Cutback”). If any severance payment or distribution made to Mr. Kunisch and Mr. Jones is determined to be a Parachute Payment and the total value of all such payments and benefits (as measured for purposes of Section 280G) exceeds the 280G threshold by any amount, a 280G Cutback will be applied so that the payments and benefits fall below the 280G threshold.

2018 CEO Pay Ratio Disclosure
For 2018, the ratio of the total compensation of Howard’s median employee to the CEO’s total compensation was 1 to 23.16. To calculate this ratio, Howard identified its median employee as of December 31, 2018 based on employees’ gross earnings as reported on Internal Revenue Service Form W-2. Once identified, the median employee’s total compensation for 2018 was determined in accordance with Item 402(c)(2)(x) of Regulation S-K to be $58,809, as compared to total compensation of  $1,362,475 for Howard’s CEO.

Employment Agreements
The following summarizes the material terms of the employment agreements between the NEOs and Howard.
Chief Executive Officer — Mary Ann Scully
Howard Bank entered into an amended and restated employment agreement with Mary Ann Scully on March 20, 2019 pursuant to which Ms. Scully serves as Chief Executive Officer of Howard and Howard Bank.
The amended and restated employment agreement provides for an initial term expiring on March 31, 2022 and, unless written notice that the agreement will not be renewed is provided to Ms. Scully, is renewed for an additional year on each subsequent March 31 (beginning on March 31, 2022), such that the remaining term at each renewal will be one year.
Ms. Scully’s employment agreement provides for an initial annual salary subject to annual increases as may be determined by Howard Bank’s Board of Directors. Ms. Scully’s current annual salary is set at $530,000. Ms. Scully is also entitled to a bonus as determined each year by the Bank’s board of directors and to participate in any other bonus, incentive and other executive compensation programs as are made available to the Bank’s executive management. The agreement also provides that Ms. Scully is not compensated for her services as a director.
Howard Bank may terminate Ms. Scully’s employment under the agreement for certain events constituting Cause as defined in the agreement. In addition, Howard Bank may terminate the agreement without Cause or upon Ms. Scully’s Permanent Disability as defined in the agreement, in each case upon written notice to Ms. Scully. Ms. Scully may terminate her employment at any time under the agreement.
If Howard Bank terminates Ms. Scully’s employment without Cause or upon Ms. Scully’s Permanent Disability, or Ms. Scully terminates her employment for Good Reason or upon her Permanent Disability, and a Change in Control, as defined in the agreement, has not occurred, then Ms. Scully will be entitled to receive an amount equal to her current base salary plus all benefits she is then receiving for a period equal to the remaining term of the agreement or 12 months whichever is greater plus any incentive compensation already accrued for that year. In addition, all of her stock awards and stock options shall immediately vest upon the effective date of such termination. If the termination is due to Permanent Disability, then such amount payable will be reduced if and to the extent that Ms. Scully receives payments under any disability insurance or other program maintained by Howard Bank.
If, within 12 months following a Change in Control, Ms. Scully’s employment is terminated under the agreement by Ms. Scully for any reason or by the employer without Cause, then, instead of the payments provided for above, Ms. Scully will be entitled to: (i) a lump sum payment equal to the sum of  (a) 2.99 times her average annual compensation (consisting of base pay and bonus) during the most recent three years minus the aggregate present value of any other payments she receives that are treated as contingent upon the Change in Control (not including (ii), (iii) and (iv) of this sentence), and (b) a pro-rated bonus; (ii) immediate vesting of all stock awards; (iii) immediate exercisability of any unexercised stock options; and (iv) continued medical coverage for the remaining term of the agreement as available to the Bank’s other employees.
If any severance payment or distribution made to Ms. Scully is determined to be subject to the limitations of Section 280G of the Internal Revenue Code of 1986, as amended (a “Parachute Payment”), Ms. Scully will be entitled to a full tax “gross-up” to cover any excise taxes on such amount, unless the total value of all such payments and benefits (as measured for purposes of Section 280G) exceeds the taxable threshold by 10% or less, in which event the payments and benefits will instead be reduced so as to fall below the taxable threshold.
Ms. Scully’s employment also terminates upon mutual agreement of the parties or immediately upon her death. If her employment is terminated upon death, all of Ms. Scully’s stock awards and stock options shall immediately vest.
The agreement also contains confidentiality, non-compete and non-solicitation provisions.

Executive Vice President, Treasurer and Chief Financial Officer — George C. Coffman
On March 20, 2019 Howard Bank entered into an amended and restated employment agreement with Mr. Coffman pursuant to which he serves as an Executive Vice President of Howard Bank.
The amended and restated employment agreement provides for an initial term expiring on March 31, 2022 and, unless written notice that the agreement will not be renewed is provided to the executive, is renewed for an additional year on each subsequent March 31 (beginning on March 31, 2022), such that the remaining term at each renewal will be one year.
Mr. Coffman’s employment agreement provides for an initial annual salary, subject to annual increases as may be determined by the Bank’s board of directors. Mr. Coffman’s current annual salary is set at $300,000. Mr. Coffman is also entitled to a bonus as determined each year by the Bank’s board of directors and to participate in any other bonus, incentive and other executive compensation programs as are made available to the Bank’s executive management.
The other substantive provisions of Mr. Coffman’s employment agreement are substantially the same as those of Ms. Scully’s employment agreement as described above.
President — Robert D. Kunisch
On August 14, 2017 Howard Bank entered into an employment agreement with Mr. Kunisch pursuant to which he would serve as President of Howard and Howard Bank following the Merger.
The employment agreement provides for an initial term expiring on March 31, 2021 and, unless written notice that the agreement will not be renewed is provided to Mr. Kunisch, is renewed for an additional year on each subsequent March 31st.
Mr. Kunisch’s employment agreement provides for an initial annual salary, subject to annual increases as may be determined by the Bank’s board of directors. Mr. Kunisch’s current annual salary is set at $390,000. Mr. Kunisch is also entitled to participate in any bonus, incentive and other executive compensation programs as are made available to the Bank’s executive management.
Howard Bank may terminate Mr. Kunisch’s employment under the agreement for certain events constituting Cause as defined in the agreement. In addition, Howard Bank may terminate the agreement without Cause or upon Mr. Kunisch’s Permanent Disability as defined in the agreement, in each case upon written notice to Mr. Kunisch.
If Howard Bank terminates Mr. Kunisch’s employment without Cause or Mr. Kunisch terminates his employment for Good Reason, and a Change in Control, as defined in the agreement, has not occurred, then Mr. Kunisch will be entitled to receive a monthly amount equal to 1/12th of the sum of  (i) his average base salary during the current and two prior fiscal years and (ii) his average bonus during the current and prior two fiscal years for a period equal to the greater of the remaining term of the agreement or one year commencing 60 days following the effective date of termination.
If, within 12 months following a Change in Control, Mr. Kunisch’s employment is terminated under the agreement by Mr. Kunisch for Good Reason or by the employer without Cause, then Mr. Kunisch will be entitled to: payments made over a 12 month period commencing 60 days after Mr. Kunisch’s termination of  (i) 2.99 times the sum of  (a) his average base salary during the current and two prior fiscal years and (b) average bonus during the current and two prior years; and (ii) continued medical coverage for 18 months as is available to the Bank’s other employees.
If Mr. Kunisch’s employment is terminated by him or the Bank upon his Permanent Disability, as defined in the agreement, then Mr. Kunisch will be entitled to receive a monthly amount equal to 1/12th of the sum of  (i) his average base salary during the current and two prior fiscal years and (ii) his average bonus during the current and prior two fiscal years for a period equal to the greater of the remaining term of the agreement or one year. If the termination is due to Permanent Disability, then such amount payable will be reduced if and to the extent that Mr. Kunisch receives payments under any disability insurance or other program maintained by Howard Bank.

If any severance payment or distribution made to Mr. Kunisch is determined to be a Parachute Payment and the total value of all such payments and benefits (as measured for purposes of Section 280G) exceeds the taxable threshold, the payments and benefits will be reduced so as to fall below the taxable threshold.
The agreement also contains confidentiality, non-compete and non-solicitation provisions.
Executive Vice President — Thomas R. Jones
On August 14, 2017 Howard Bank entered into an employment agreement with Mr. Jones pursuant to which he would serve as Executive Vice President of Howard following the Merger.
The employment agreement provides for an initial term expiring on March 31, 2021 and, unless written notice that the agreement will not be renewed is provided to Mr. Jones, is renewed for an additional year on each subsequent March 31st.
Mr. Jones’s employment agreement provides for an initial annual salary, subject to annual increases as may be determined by Howard Bank’s board of directors. Mr. Jones’s current annual salary is set at $250,000. Mr. Jones is also entitled to participate in any bonus, incentive and other executive compensation programs as are made available to Howard Bank’s executive management.
Howard Bank may terminate Mr. Jones’s employment under the agreement for certain events constituting Cause as defined in the agreement. In addition, Howard Bank may terminate the agreement without Cause or upon Mr. Jones’s Permanent Disability as defined in the agreement, in each case upon written notice to Mr. Jones.
If Howard Bank terminates Mr. Jones’s employment without Cause or Mr. Jones terminates his employment for Good Reason, and a Change in Control, as defined in the agreement, has not occurred, then Mr. Jones will be entitled to receive a monthly amount equal to 1/12th of the sum of  (i) his average base salary during the current and two prior fiscal years and (ii) his average bonus during the current and prior two fiscal years for a period equal to the greater of the remaining term of the agreement or one year commencing 60 days following the effective date of termination.
If, within 12 months following a Change in Control, Mr. Jones’s employment is terminated under the agreement by Mr. Jones for Good Reason or by the employer without Cause, then Mr. Jones will be entitled to: (i) 2.00 times the sum of  (a) his average base salary during the current and two prior fiscal years and (b) average bonus during the current and two prior years; and (ii) continued medical coverage for 18 months as is available to the Bank’s other employees. If separation form service occurs within six months following a Change in Control, the payment in (i) shall be paid in a single lump sum within 60 days following Separation from Service. If the Separation from Service occurs more than six months, but within 12 months, following a Change in Control such payment shall be paid in equal monthly installments over a 12 month period commencing within 60 days following Separation form Service.
If Mr. Jones’s employment is terminated by him or the Bank upon his Permanent Disability, as defined in the agreement, then Mr. Jones will be entitled to receive a monthly amount equal to 1/12th of the sum of (i) his average base salary during the current and two prior fiscal years and (ii) his average bonus during the current and prior two fiscal years for a period equal to the greater of the remaining term of the agreement or one year. If the termination is due to Permanent Disability, then such amount payable will be reduced if and to the extent that Mr. Jones receives payments under any disability insurance or other program maintained by Howard Bank.
If any severance payment or distribution made to Mr. Jones is determined to be a Parachute Payment and the total value of all such payments and benefits (as measured for purposes of Section 280G) exceeds the taxable threshold, the payments and benefits will be reduced so as to fall below the taxable threshold.
The agreement also contains confidentiality, non-compete and non-solicitation provisions.

Executive Vice President, Chief Risk Officer — Charles E. Schwabe
On March 20, 2019 Howard Bank entered into an amended and restated employment agreement with Mr. Schwabe pursuant to which he serves as an Executive Vice President of Howard Bank.
The amended and restated employment agreement provides for an initial term expiring on March 31, 2022 and, unless written notice that the agreement will not be renewed is provided to the executive, is renewed for an additional year on each subsequent March 31 (beginning on March 31, 2022), such that the remaining term at each renewal will be one year. The term of Mr. Schwabe’s employment is currently extended through March 31, 2022.
Mr. Schwabe’s employment agreement provides for an initial annual salary, subject to annual increases as may be determined by the Bank’s board of directors. Mr. Schwabe’s current annual salary is set at $275,000. Mr. Schwabe is also entitled to a bonus as determined each year by the Bank’s board of directors and to participate in any other bonus, incentive and other executive compensation programs as are made available to the Bank’s executive management.
The other substantive provisions of Mr. Schwabe’s employment agreement are substantially the same as those of Ms. Scully’s employment agreement as described above.
Executive Vice President — James D. Witty
Mr. Witty resigned from his position with the Bank effective November 16, 2018.
On November 13, 2018 the Bank entered into a Separation Agreement and General Release (the “Separation Agreement”) with Mr. Witty in connection with his resignation. Pursuant to the terms of the Separation Agreement, (i) Mr. Witty will receive $13,922.89 on each of the Bank’s regular payroll dates that commenced on December 7, 2018 and through the 25th regular payroll date thereafter (which the parties estimate to be November 22, 2019), which the parties expect to be a total of  $361,995.12, and (ii) any stock awards, including restricted stock units, of Howard Bancorp held by Mr. Witty vested immediately upon the effective date of Mr. Witty’s resignation. The Separation Agreement also contained a release by Mr. Witty of any claims against the Company arising from or relating to his employment and customary confidentiality and non-disparagement covenants.
Securities Authorized For Issuance Under Equity Compensation Plans
The following table sets forth certain information as of December 31, 2018, with respect to compensation plans under which equity securities of Howard are authorized for issuance:
Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, and rights	Weighted average exercise price of outstanding options, and rights	Number of securities remaining available for future issuance under equity compensation plans(1)
Equity compensation plans approved by security holders(2)	11,032	$11.80	864,984
Equity compensation plans not approved by security holders(3)	11,018	$8.25	0
Total	22,050	$10.03	864,984

(1)
In addition to the outstanding 22,050 options, as of December 31, 2018 there were 9,731 restricted stock units, payable in common stock upon vesting, outstanding under the Equity Compensation Plan that have been included in the calculation of the securities remaining available for future issuance.

(2)
Includes 621,766 available for issuance under our 2013 Equity Incentive Plan, which was approved by our stockholders on May 29, 2013, and our 2004 Incentive Stock Option Plan, which was approved by security holders of Howard Bank and 243,218 available for issuance under our 2017 Employee Stock Purchase Plan, which was approved by stockholders on May 23, 2018. Effective December 15, 2005, all of the then stockholders of Howard Bank became stockholders of Howard.

(3)
Includes our 2004 Stock Incentive Plan. The 2004 Stock Incentive Plan permits the granting of nonstatutory stock options (but not incentive stock options within the meaning of Code section 422), stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance awards, other stock-based awards, or any combination of the foregoing. Participation in the 2004 Stock Incentive Plan is open to all employees, officers, and directors of, and other individuals providing bona fide services to or for, the Company, or of any affiliate of the Company, as may be selected by the plan Administrator from time to time. The Administrator may also grant awards pursuant to the plan to individuals in connection with hiring, retention or otherwise, prior to the date the individual first performs services for the Company or an Affiliate, provided that such Awards shall not become vested or exercisable prior to the date the individual first commences performance of such services. 200,000 shares of our common stock were reserved for issuance under the 2004 Stock Incentive Plan, subject to adjustment. Also includes options granted under employment agreements between Howard Bank and each executive officer dated as of August 9, 2004. Under the terms of each employment agreement, each executive officer was granted options upon the effective dates of the agreements and upon issuances of additional shares of common stock for the primary purpose of increasing equity capital.

ITEM 2: AMENDMENT TO THE CHARTER TO ALLOW THE COMPANY’S STOCKHOLDERS TO AMEND THE BYLAWS
The Board of Directors has adopted a resolution whereby it has declared advisable, and recommends for your approval, an amendment to Article SIXTH (d) of the Charter, to provide that the Bylaws may be amended by our stockholders by the affirmative vote of a majority of the votes cast on the matter at a meeting at which a quorum is present in addition to by a resolution adopted by a majority of the entire Board of Directors. Currently, Article SIXTH (d) of the Charter provides that the Board of Directors has the exclusive power to amend, alter, change or repeal the Bylaws.
The Board of Directors is committed to strong and effective corporate governance and monitors regularly our corporate governance policies and practices. After careful consideration, the Board of Directors believes that allowing our stockholders to amend the Bylaws by the affirmative vote of a majority of the votes cast on the matter at a meeting at which a quorum is present is in the Company’s best interests and in the best interests of our stockholders. The summary of the proposed amendment to Article SIXTH (d) of the Charter set forth above is qualified in its entirety by the text of the proposed amendment to the Charter (the “Articles of Amendment”), a copy of which is attached as Annex A to this Proxy Statement and incorporated by reference into this proposal.
The affirmative vote, cast in person or by proxy, of the holders of record of at least 80% of the shares of the capital stock of the Company entitled to vote on the matter is required to approve the amendment to the Charter as described in this proposal. Directors and executive officers of the Company as a group have the power to vote or direct the voting of 4,415,521 shares of our common stock, or approximately 23.17% of the shares of common stock outstanding on the record date, and have indicated their intention to vote “FOR” the approval of the amendment to the Charter to allow the Company’s stockholders to amend the Bylaws as described in this proposal. For purposes of the vote on this proposal, abstentions and broker non-votes will have the effect of a vote against this proposal.
If this proposal is approved by stockholders, the Board of Directors will cause Articles of Amendment to be promptly filed with the State Department of Assessments and Taxation of Maryland and will similarly amend the Bylaws. If this proposal is not approved by stockholders, the Board of Directors will not amend the Charter or the Bylaws to provide this right to stockholders and the Board of Directors will continue to have the exclusive power to amend, alter, change or repeal the Bylaws.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE CHARTER TO ALLOW THE COMPANY’S STOCKHOLDERS TO AMEND THE BYLAWS.

ITEM 3: AmendmentS TO The charter to change the current SUPER-
MAJORITY vote requirement to amend certain sections of the charter to a MAJORITY vote standard
The Board of Directors has adopted a resolution whereby it has declared advisable, and recommends for your approval, amendments to Article NINTH and Article THIRTEENTH of the Charter, the effect of which would be to allow our stockholders by the affirmative vote of a majority of all the votes entitled to be cast on the matter, voting as a single class, to approve future amendments to the Charter that require stockholder approval.
Currently, the Charter currently requires an 80% vote to amend any of the following provisions in the Charter:
•
certain provisions relating to the Board of Directors, including (i) the number of directors of the Company, (ii) that advance notice of stockholder nominations for the election of directors must be given in accordance with the Bylaws, (iii) the requirement that director removal requires the affirmative vote of the holders of record of at least 80% of the shares of the capital stock of the Company, (iv) that the Board of Directors has the exclusive power to make, alter, amend or repeal the Bylaws (which provision is subject to amendment pursuant to the charter vote standard amendment proposal above), (v) that a majority of the entire Board of Directors, without action by the stockholders, may amend the Charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class that the Company has authority to issue, and (vi) that holders of stock or other securities of the Company are not entitled to exercise dissenter’s rights under the Maryland General Corporation Law other than as the Board of Directors, in its sole discretion, may determine (Article SIXTH of the Charter);

•
the provisions relating to the authorized capital stock of the Company and the designations and preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of the Company’s common stock and preferred stock (Article SEVENTH of the Charter);

•
the provisions granting the Board of Directors the authority (i) to authorize the issuance of shares of the Company’s stock or securities convertible into or exchangeable for shares of the Company’s stock without any action by the stockholders and (ii) to classify and reclassify any unissued shares of the Company’s capital stock by altering the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital stock (Article EIGHTH of the Charter);

•
the provision reserving the Company’s right to make amendments to the Charter (which provision is subject to amendment pursuant to this proposal, the effect of which would be to allow the holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter, voting as a single class, to approve future amendments to the Charter that require stockholder approval) (Article NINTH of the Charter);

•
the provision providing that the powers of the Board of Directors included in Article SIXTH, Article SEVENTH, Article EIGHTH, or Article NINTH of the Charter in no way excludes or limits any powers conferred upon the Board of Directors under the general laws of the State of Maryland (Article TENTH of the Charter);

•
the provision providing that no holder of any stock or any other securities of the Company has any preemptive right to subscribe for or purchase any stock or other securities of the Company other than as the Board of Directors, in its sole discretion, may determine (Article ELEVENTH of the Charter);

•
the provision regarding the approval requirements for certain transactions, including the merger of consolidation of the Company or any subsidiary thereof, the sale, exchange transfer or other disposition of substantially all of the assets of the Company of any subsidiary thereof, any offer for the exchange of securities of another entity for the securities of the Company, and the dissolution or liquidation of the Company (Article TWELFTH of the Charter); and

•
the amendment provision itself  (Article THIRTEENTH of the Charter), which imposes the foregoing 80% vote requirement to make such amendments.

After evaluation, the Board of Directors has determined that while the current voting requirements imposed by the Charter are designed to ensure that interests of all stockholders are fully protected, the Board of Directors recognizes that there are different perspectives on this matter, including growing sentiment that the elimination of such a provision provides stockholders greater ability to participate in the corporate governance of the Company. The Board of Directors has also determined that an increasing number of companies are beginning to view such a voting requirement as overly burdensome.
For these reasons, the Board of Directors has determined that it is in the best interests of the Company and our stockholders to allow all provisions of the Charter to be amended by the Company’s stockholders as described in this proposal.
The summary of the proposed amendments to Article NINTH and Article THIRTEENTH of the Charter set forth above is qualified in its entirety by the text of the Articles of Amendment, a copy of which is attached as Annex A to this Proxy Statement and incorporated by reference into this proposal.
The affirmative vote, cast in person or by proxy, of the holders of record of at least 80% of the shares of the capital stock of the Company entitled to vote on the matter is required to approve the amendments to the Charter as described in this proposal. Directors and executive officers of the Company as a group have the power to vote or direct the voting of 4,415,521 shares of our common stock, or approximately 23.17% of the shares of common stock outstanding on the record date, and have indicated their intention to vote “FOR” the approval of the amendments to the Charter to change the current super-majority vote requirement to amend certain sections of the Charter to a majority vote standard as described in this proposal. For purposes of the vote on this proposal, abstentions and broker non-votes will have the effect of a vote against this proposal.
If this proposal is approved by stockholders, the Board of Directors will cause Articles of Amendment to be promptly filed with the State Department of Assessments and Taxation of Maryland. If this proposal is not approved by stockholders, the proposed amendments to the Charter will not become effective and the current 80% vote amendment thresholds will remain in effect.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AmendmentS TO The charter to change the current SUPER-MAJORITY vote requirement to amend certain sections of the charter to a MAJORITY vote standard.

ITEM 4: NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Compensation of the executive officers of the Company is determined by a combination of the Compensation Committee and the Board of Directors based upon recommendations of and through its Compensation Committee. The Compensation Committee is comprised of independent non-employee directors, and its role and composition are further described in this Proxy Statement under “Compensation Committee.” The Compensation Committee overview contained in this Proxy Statement describes the Company’s executive compensation philosophy, including core principles and objectives, and how it has been implemented. The compensation paid by the Company to its named executive officers is described in this Proxy Statement under “Executive Compensation.”
Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to express their views, on a non-binding, advisory basis, on the compensation of our named executive officers as disclosed in this proxy statement. This vote provides stockholders with the opportunity to endorse or not endorse the compensation of our named executive officers by voting on the following non-binding, advisory resolution:
RESOLVED, that the stockholders of Howard Bancorp, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the compensation tables and related material in the Proxy Statement for the 2019 Annual Meeting of Stockholders.
Approval of the non-binding, advisory proposal regarding the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast on the matter at the Meeting. Directors and executive officers of the Company as a group have the power to vote or direct the voting of 4,415,521 shares of our common stock, or approximately 23.17% of the shares of common stock outstanding on the record date, and have indicated their intention to vote “FOR” the approval of the non-binding, advisory proposal to approve the compensation of our named executive officers. For purposes of the vote on this proposal, abstentions and broker non-votes will have no effect on the outcome of this proposal.
Because the vote is advisory, it will not be binding upon the Board of Directors or the Compensation Committee and may not be construed as overruling a decision by the Board or the Compensation Committee, or create or imply any additional fiduciary duty on the Board. It will also not affect any compensation paid or awarded to any executive. The Board of Directors and its Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements.
The Board of Directors believes that the Company’s executive compensation program is reasonable in comparison both to similar sized companies in the industry and to the Company’s performance, and that it strongly aligns the interests of the Company’s executive officers with the interests of the Company’s stockholders in the creation of long-term value of the Company as well as the components that drive long-term value.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

ITEM 5. NON BINDING ADVISORY VOTE RECOMMENDING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION
As required under Section 14A of the Exchange Act, we are also asking our stockholders to vote on a proposal, commonly known as a “say on pay frequency” proposal, which gives our stockholders the opportunity to indicate how often they believe we should conduct future non-binding advisory votes on compensation of our named executive officers, or “say-on-pay” vote, such as that provided for in the executive compensation proposal. Stockholders may indicate whether they prefer that we hold a “say-on-pay” vote every one year, every two years or every three years, or they may abstain from this vote. We are required to seek an advisory stockholder vote on the frequency of future say on pay votes at least once every six years, although we may seek stockholder input more frequently.
The Company currently holds say-on-pay votes every year. The Board of Directors recommends that future say-on-pay votes continue to be held every year. This recommendation is based on the fact that named executive officer compensation is evaluated, adjusted and approved by the Board of Directors or Compensation Committee, as applicable, on a yearly basis, and the belief that stockholder input with respect to our compensation program should be taken into consideration by the Board of Directors and Compensation Committee when making their annual compensation determinations.
Because this vote is advisory, it will not be binding on the Company or the Board of Directors and cannot be construed as overruling any decision made by the Company or the Board of Directors, or create or imply any additional fiduciary duty on, the Company or the Board of Directors. The Board of Directors and its Compensation Committee will however, take into account the outcome of this vote in making future decisions regarding the frequency of submitting to stockholders the non-binding advisory resolution to approve the compensation of our named executive officers.
You are presented with four choices for the frequency of the advisory vote on executive compensation: (1) every year, (2) every two years, (3) every three years or (4) abstain. You are not voting on the approval or disapproval of management’s frequency recommendation. The option of every year, every two years or every three years that receives a majority of the votes cast by the stockholders at the Meeting will be the frequency for the advisory vote on executive compensation that has been recommended by stockholders. Because this vote is advisory and non-binding, however, if none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the Company’s stockholders. Directors and executive officers of the Company as a group have the power to vote or direct the voting of 4,415,521 shares of our common stock, or approximately 23.17% of the shares of common stock outstanding on the record date, and we expect a majority of such persons will vote their shares for a frequency of  “EVERY YEAR” with respect to how often our stockholders will vote on future non-binding advisory resolutions to approve the compensation of our named executive officers. For purposes of the vote on this proposal, abstentions and broker non-votes will have no effect on the outcome of this proposal.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR A FREQUENCY OF “EVERY YEAR” ON THE PROPOSAL RECOMMENDING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION.

ITEM 6. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected Dixon Hughes Goodman, independent registered public accounting firm, to audit the Company’s financial statements for the fiscal year ending December 31, 2019. Dixon Hughes Goodman audited the financial statements of the Company and the Bank for 2018, 2017 and 2016. Representatives of Dixon Hughes Goodman are expected to be present at the Meeting and be available to respond to appropriate questions. The representatives also will be provided with an opportunity to make a statement, if they desire.
If the stockholders fail to ratify this appointment, the Audit Committee will reconsider whether to retain Dixon Hughes Goodman and may retain that firm or another firm without resubmitting the matter to the Company’s stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders.
Ratification of Dixon Goodman Hughes requires the affirmative vote of a majority of the votes cast on the matter at the Meeting. Directors and executive officers of the Company as a group have the power to vote or direct the voting of 4,415,521 shares of our common stock, or approximately 23.17% of the shares of common stock outstanding on the record date, and have indicated their intention to vote “FOR” the ratification of Dixon Hughes Goodman.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DIXON GOODMAN HUGHES LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT THE COMPANY’S 2019 FINANCIAL STATEMENTS.

Audit Committee Report*
The Audit Committee has been appointed to assist the Board of Directors in fulfilling the Board’s oversight responsibilities by reviewing the financial information that will be provided to the stockholders and others, the systems of internal controls established by management and the Board, and the independence and performance of the Company’s audit process.
The Audit Committee has:
(1)
reviewed and discussed with management the audited financial statements included in the Company’s Annual Report on Form 10-K;

(2)
discussed with Dixon Hughes Goodman LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by statement of Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board, and has received the written disclosures and the letter from Dixon Hughes Goodman LLP, as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence; and

(3)
discussed with Dixon Hughes Goodman LLP its independence.

Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC. The Audit Committee has also considered whether the amount and nature of non-audit services provided by Dixon Hughes Goodman LLP is compatible with the auditor’s independence.
Submitted by the Audit Committee:
John J. Keenan, Chairman
W. Gary Dorsch
Michael B. High
Paul I. Latta, Jr.
Thomas P. O’Neill
Fees to Independent Registered Public Accounting Firm
The following is a summary of the fees billed to the Company by Dixon Hughes Goodman for professional services rendered for the years ended December 31, 2018 and 2017.
Audit fees.   The aggregate amount of fees billed by Dixon Hughes Goodman for services provided in connection with the audit of the Company’s financial statements for the years ended December 31, 2018 and 2017 was $285,030 and $292,737, respectively.
Audit-Related Fees.   There were no fees billed by Dixon Hughes Goodman for assurance and related services that are reasonably related to the audit or review of the Company’s financial statements that are not included under “Audit Fees” above.
Tax fees.   The aggregate amount of fees billed by Dixon Hughes Goodman for services provided in connection with tax preparation, tax compliance, tax planning and tax advice for the years ended December 31, 2018 and 2017 was $75,786 and $32,410, respectively.
All Other Fees.   There were no other professional services provided by Dixon Hughes Goodman during the years ended December 31, 2018 and 2017.

*
The foregoing report of the Audit Committee is not to be deemed “soliciting material” or deemed to be “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Exchange Act (irrespective of any general incorporation language in any document filed with the SEC) or subject to Regulation 14A of the Exchange Act, or to the liabilities of Section 18 of the Exchange Act, except to the extent we specifically incorporate the text of such report by reference into a document filed with the SEC.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit Committee approves the engagement before the Company or Howard Bank engages the independent registered public accounting firm to render any audit or non-audit services, except under the de-minimis exception as detailed under the “Audit Committee” description above.

OTHER MATTERS
The Board of Directors of the Company is not aware of any other matters to be presented for action by stockholders at the Meeting. If, however, any other matters not now known are properly brought before the Meeting or any adjournment thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their judgment on such matters.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
The Board of Directors has established procedures for stockholder communications with the Board of Directors. Stockholders may communicate with the Board by writing to the following:
Lead Independent Director
Howard Bancorp, Inc.
3301 Boston Street
Baltimore, MD 2122
All communications that relate to matters that are within the scope of responsibilities of the Board will be forwarded to the non-employee directors. Communications relating to matters within the responsibility of one of the committees of the Board will be forwarded to the Chair of the appropriate committee. Communications relating to ordinary business matters are not within the scope of the Board’s responsibilities and will be forwarded to the appropriate Company officer. Solicitations, advertising materials and frivolous or inappropriate communications will not be forwarded.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Howard Bank and the Company may engage in transactions in the ordinary course of business with some of its directors, executive officers, holders of five percent or more of any class of our securities and entities and individuals affiliated with those persons. In addition, Howard Bank has had in the past, and may have in the future, banking transactions, including making loans to and loan guarantees on behalf of, with directors, executive officers, holders of five percent or more of any class of our securities and the business and professional organizations with which they are associated in the ordinary course of business. All such transactions will be made on terms that are no less favorable to us than those that could be obtained at the time from unaffiliated third parties and otherwise in accordance with applicable law. Further, any loans, loan commitments and loan guarantees are and will be made in accordance with all applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to unrelated persons. In addition, a majority of our independent directors must approve all material affiliated transactions and loans that are in excess of  $500,000, including any forgiveness of loans, with our directors, executive officers, holders of five percent or more of any class of our securities, and entities and individuals affiliated with such persons.
In the opinion of management, these transactions do not and will not involve more than the normal risk of collectability or present other unfavorable features. Directors or officers with any personal interest in any loan application are excluded from considering any such loan application. The aggregate amount of loans outstanding to Howard Bank’s directors, executive officers and their affiliates at December 31, 2018 was approximately $7.2 million.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
The federal securities laws require that our directors and executive officers and persons holding more than ten percent of our outstanding shares of common stock report their ownership and changes in such ownership on Forms 3, 4 and 5 to the SEC and to us. SEC rules require disclosure in the Company’s proxy statement or Annual Report on Form 10-K of the failure of an officer, director or ten percent beneficial owner to file a Form 3, 4 or 5 on a timely basis. Based solely upon a review of these reports and amendments thereto furnished to us and written representations provided to us by all of our directors and executive officers and certain of our greater than 10% stockholders, we believe that no director, executive officer or greater than 10% stockholder of the Company failed to timely file such ownership reports during the year ended December 31, 2018.
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE HOWARD 2020 ANNUAL MEETING OF STOCKHOLDERS
In order to be included in the proxy materials for the Company’s 2020 annual meeting of stockholders, stockholder proposals submitted to the Company in compliance with SEC Rule 14a-8 (which concerns stockholder proposals that are requested to be included in a company’s proxy statement) must be received in written form at our executive offices on or before December 10, 2019. In order to curtail controversy as to compliance with this requirement, stockholders are urged to submit proposals to the Secretary of the Company by Certified Mail — Return Receipt Requested.
Pursuant to the proxy rules under the Exchange Act, we hereby notify our stockholders that the notice of any stockholder proposal or nomination to be submitted outside of the Rule 14a-8 process for consideration at the 2020 annual meeting of stockholders must be received by our Secretary between December 12, 2019 and January 11, 2020; provided, however, that if less than 100 days’ prior public disclosure of the date of the meeting is made by the Company, any such notice by a stockholder must be so received not later than the 10th day following the day on which such prior public disclosure of the date of the meeting is first made by the Company. As to all such matters which we do not have notice on or prior to that date, discretionary authority to vote on such proposal will be granted to the persons designated in the Company’s proxy related to the 2020 annual meeting of stockholders.

Annex A
PROPOSED AMENDMENT TO ARTICLES OF INCORPORATION
HOWARD BANCORP, INC.

ARTICLES OF AMENDMENT
HOWARD BANCORP, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
1.
Article SIXTH (d) of the Corporation’s articles of incorporation is hereby amended and restated in its entirety as follows:

(d) The Bylaws of the Corporation may be added to, amended, altered, repealed or suspended by (i) a resolution adopted by a majority vote of the entire Board of Directors at any regular or special meeting of the Board of Directors, or (ii) the stockholders of the Corporation by the affirmative vote of a majority of the votes cast on the matter at a duly called annual or special meeting at which a quorum is present; provided, that no such action by the Board of Directors or the stockholders shall be inconsistent with any of the terms of the Corporation’s Charter.
2.
Article NINTH of the Corporation’s articles of incorporation is hereby amended and restated in its entirety as follows:

NINTH:   The Corporation reserves the right from time to time to make any amendments to the Charter, now or hereafter authorized by law, including any amendments changing the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock, by classification, reclassification or otherwise. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the stockholders of the Corporation by the affirmative vote of a majority of all the votes entitled to be cast on the matter voting together as a single class.
3.
Article THIRTEENTH of the Corporation’s articles of incorporation is hereby amended and restated in its entirety as follows:

THIRTEENTH:   [RESERVED]
4.
The foregoing amendment to the Corporation’s articles of incorporation was advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and witnessed by its Secretary on [•], 2019.
WITNESS:	Howard Bancorp, Inc.
Charles E. Schwabe, Secretary	By: Mary Ann Scully, Chief Executive Officer
A-1

5. To approve a non-binding advisory proposal regarding the frequency of stockholder advisory vote on executive compensation. Every 2 Years Every 3 Years Every Abstain Year 01 - W. Gary Dorsch 04 - Robert W. Smith, Jr. 02 - Michael B. High 05 - Donna Hill Staton 03 - Paul I. Latta, Jr. For Withhold For Withhold For Withhold 1 U P X Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 030NGD + + A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3, 4 and 6 and EVERY YEAR for Proposal 5. 2. To approve the amendment to the Company's Articles of Incorporation, as amended (the "Charter") to allow the Company’s Stockholders to amend the Company's Amended and Restated Bylaws. 3. To approve amendments to the Charter to change the current super-majority vote requirement to amend certain sections of the Charter to a majority vote standard. 1. Election of Directors Class II - terms expiring in 2022: For Against Abstain When shares are held by joint tenants, both should sign. Executors. administrators. trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below 4. To approve a non-binding advisory proposal to approve the compensation of the Company’s named executive officers. 6. To ratify the appointment of Dixon Hughes Goodman LLP as the independent registered public accounting firm to audit the Company’s financial statements for 2019. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Annual Meeting Proxy Card For Against Abstain You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/HBMD or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/HBMD Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by 8:00 a.m., Eastern Time, on May 22, 2019. Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/HBMD Annual Meeting of Stockholders — May 22, 2019, 11:30 a.m. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby makes, constitutes and appoints James T. Dresher, Jr., John J. Keenan, and Kenneth C. Lundeen or any of them (with the power of substitution), proxies for the undersigned to represent and to vote, as designated below, all shares of common stock of Howard Bancorp, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Company’s Annual Meeting of Stockholders to be held on May 22, 2019 and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all of the nominees for Director set forth above, FOR approval of the amendment to the Company's Articles of Incorporation, as amended (the "Charter") to allow the Company’s Stockholders to amend the Company's Amended and Restated Bylaws, FOR approval of the amendments to the Charter to change the current super-majority vote requirement to amend certain sections of the Charter to a majority vote standard, FOR approval of the non-binding advisory proposal to approve the compensation of the Company’s named executive officers, FOR a frequency of EVERY YEAR with respect to a non-binding advisory proposal regarding the frequency of stockholder vote on named executive officer compensation and FOR ratification of the appointment of Dixon Hughes Goodman LLP. In addition, this proxy will be voted at the discretion of the proxy holder(s) upon any other matter which may properly come before the meeting or any adjournment or postponement of the meeting. Important: Please date and sign your name as addressed, and return this proxy in the enclosed envelope. When signing as executor, administrator, trustee, guardian, etc., please give full title as such. If the stockholder is a corporation, the proxy should be signed in the full corporate name by a duly authorized officer whose title is stated. Please note that the last vote received from a stockholder, whether by telephone, by Internet or by mail, will be the vote counted. PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGEPAID ENVELOPE. REVOCABLE PROXY — HOWARD BANCORP, INC. IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. C Non-Voting Items + + Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Annual Meeting Materials are available at: www.edocumentview.com/hbmd